Exhibit 10.7

Execution Version

REVOLVING CREDIT AND
SECURITY AGREEMENT

by and among

EAST WEST BANK,

as Administrative Agent, Sole Arranger, Book Runner and Syndication Agent

PNC BANK, NATIONAL ASSOCIATION,

as Collateral Agent,

THE LENDERS PARTY HERETO

as the Lenders,

with

NEWEGG INC.,

NEWEGG NORTH AMERICA INC.,

NEWEGG.COM AMERICAS INC.,

NEWEGG CANADA INC.,

NEWEGG BUSINESS INC.,

OZZO INC.,

MAGNELL ASSOCIATE,

INC., ROSEWILL INC.,

NEWEGG MARKETPLACE INC.,

INOPC, INC.,

CAOPC, INC.,

NJOPC, INC.,

and

NEWEGG LOGISTICS SERVICES INC.,

as Borrowers

July 27, 2018

i

(Continued)

(Continued)

(Continued)

(Continued)

v

(Continued)

(Continued)

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 8.1(d)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(j)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(b)(ii)	Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.8(e)	Canadian Plans
Schedule 5.9	Intellectual Property
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.24	Equity Interests
Schedule 5.25	Commercial Tort Claims
Schedule 5.26	Letter of Credit Rights
Schedule 5.27	Material Contracts
Schedule 7.3	Guarantees

REVOLVING CREDIT AND SECURITY AGREEMENT

Revolving Credit and Security Agreement dated as of July 27, 2018 among NEWEGG INC., a Delaware corporation (“Newegg”), NEWEGG NORTH AMERICA INC., a Delaware corporation (“Newegg NorAm”), NEWEGG.COM AMERICAS INC., a Delaware corporation (“Newegg Americas”), NEWEGG CANADA INC., an Ontario corporation (“Newegg Canada”), NEWEGG BUSINESS INC., a Delaware corporation (“Newegg Biz”), OZZO INC., a Delaware corporation (“Ozzo”), MAGNELL ASSOCIATE, INC., a California corporation (“Magnell”), ROSEWILL INC., a Delaware corporation (“Rosewill”), NEWEGG MARKETPLACE INC., a Delaware corporation (“Newegg Marketplace”), INOPC, INC., an Indiana corporation (“INOPC”), CAOPC, INC., a California corporation (“CAOPC”), NJOPC, INC., a New Jersey corporation (“NJOPC”), and NEWEGG LOGISTICS SERVICES INC., a Delaware corporation (“Newegg Logistics”) (Newegg, Newegg NorAm, Newegg Americas, Newegg Canada, Newegg Biz, Ozzo, Magnell, Rosewill, Newegg Marketplace, INOPC, CAOPC, NJOPC, Newegg Logistics and each Person joined hereto as a borrower from time to time, jointly and severally, collectively, “Borrowers,” and each, a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”), EAST WEST BANK (“East West”), as administrative agent for the Lenders (East West, in such capacity, “Administrative Agent”), and as Sole Arranger, Book Runner and Syndication Agent, and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as collateral agent for the Lenders (PNC, in such capacity, “Collateral Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, the Lenders, Administrative Agent, and Collateral Agent hereby agree as follows:

I. DEFINITIONS.

1.1 Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however, that whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended December 31, 2017. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Administrative Agent, the Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Administrative Agent, the Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Administrative Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrowers both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2 General Terms. For the purposes of this Agreement the following terms shall have the following respective meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Advances” shall mean and include the Revolving Advances, the Letters of Credit, and the Swing Loans.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above; provided, however, notwithstanding the foregoing, no Chang Entity shall be deemed to be an Affiliate of any of the Loan Parties. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 15% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall mean either Administrative Agent or Collateral Agent individually, and the “Agents” shall mean Administrative Agent and Collateral Agent collectively.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time, and for certainty, in the case of any Canadian Loan Parties, including the Trading With The Enemy Act (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Criminal Code (Canada), and the Export and Import Permits Act (Canada), and any regulations made thereunder.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, provincial, territorial, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean as of the Closing Date and through and including the date immediately prior to the first Adjustment Date (as defined below), the applicable percentage specified below:

Applicable Margin for LIBOR Rate Loans	Applicable Margin for Domestic Rate Loans
2.25%	0.75%

Effective as of the last day of each fiscal quarter ending after the Closing Date (each such day, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the average daily Excess Availability for the fiscal quarter (or portion thereof, in the case of the initial such measurement) ending as of the applicable Adjustment Date:

Pricing Level	Average Daily Excess Availability for fiscal quarter ending as of Adjustment Date	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Domestic Rate Loans
1	≥ 50% of Loan Cap	200 basis points	50 basis points
2	< 50% of Loan Cap	225 basis points	75 basis points

If Borrowers fails to deliver to the Agents the Borrowing Base Certificate for the last month of any fiscal quarter by the deadline required therefor pursuant to Section 9.2, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such Borrowing Base Certificate, at which time the rate will be adjusted based upon the calculation of Excess Availability as provided above. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the calculation of Excess Availability as provided above. Any increase in interest rates and/or other fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by Administrative Agent or Collateral Agent, whether owned, operated or hosted by Administrative Agent or Collateral Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Administrative Agent or Collateral Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Administrative Agent or Collateral Agent specifically instructs a Person to deliver in physical form.

“Bail-In-Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal, “Money Rates” Section as the “Prime Rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Base Rate.

“Beneficial Owner” shall mean each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of any Borrower’s equity interests: and (b) a single individual with significant responsibility to control, manage, or direct any Borrower.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof. “Borrowing Agent” shall mean Newegg.

“Borrowing Base” shall have the meaning set forth in Section 2.1(a) hereof.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by the President, Chief Financial Officer, Controller (if any), Vice President of Finance or Director of Accounting of Borrowing Agent and delivered to Administrative Agent and Collateral Agent, appropriately completed, by which such officer shall certify to the Agents the Borrowing Base and the calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Los Angeles, California and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Canadian Bankruptcy Laws” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding Up and Restructuring Act (Canada) and the debt and/or securities reorganization provisions of the Canada Business Corporations Act, the Business Corporations Act (Ontario) or other any provincial legislation.

“Canadian Loan Parties” shall mean Newegg Canada and any other Affiliates or Subsidiaries of any Covered Entity who may hereafter be formed pursuant the laws of Canada or any province or territory thereof.

“Canadian Multi-Employer Pension Plan” shall have the meaning assigned to the term “multi-employer pension plan” in the Pension Benefits Act (Ontario).

“Canadian Plan” shall mean any pension or other employee benefit plan subject to Canadian law (for certainty including any federal, provincial, or territorial law, but excluding any provincial medical, drug or other program to which any of the Canadian Loan Parties is obliged to directly or indirectly contribute but which is administered by a Governmental Body) and which is: (a) a plan maintained or administered by any one or more of the Canadian Loan Parties; (b) a plan to which any of the Canadian Loan Parties contributes or is required to contribute; or (c) any other plan with respect to which any of the Canadian Loan Parties has incurred or may incur liability, including contingent liability either to such plan or to any Person, administration or Governmental Body.

“Canadian Securities Laws” shall mean the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the securities regulatory authority of securities regulatory authorities of, each relevant province or territory, and the rules, policies, rulings and regulations of the Toronto Stock Exchange and TSX Venture Exchange.

“CAOPC” shall have the meaning set forth in the preamble to this Agreement.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower or any Subsidiary of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Event” shall mean that Excess Availability at any time is less than 10% of the Loan Cap at such time. The occurrence of a Cash Dominion Event shall be deemed continuing until Excess Availability has exceeded 10% of the Loan Cap for ninety (90) consecutive days; provided, that a Cash Dominion Event may not be cured on more than two (2) occasions during the Term of this Agreement.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“Cash Management Products and Services” shall mean agreements or other arrangements under which any Lender or any Affiliate of any Agent or Lender provides any of the following products or services to any Borrower or any Subsidiary of any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower or any Subsidiary of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” shall mean a certificate in form and substance acceptable to the Agents (as amended or modified by the Agents from time to time in their sole discretion), certifying, among other things, the Beneficial Owner of each Borrower.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Chang Entity” shall mean any entity controlled, directly or indirectly, by Fred Chang that is not a Parent or Subsidiary of any Loan Party.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act of 1934 shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25% of the Equity Interests of Newegg.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“ChiefValue” means ChiefValue.com, Inc., a New Jersey corporation.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Closing Date” shall mean July 27, 2018 or such other date as may be agreed to in writing by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Borrower in all of the following personal property and assets of such Borrower, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a) all Receivables and all supporting obligations relating thereto;

(b) all equipment and fixtures;

(c) all general intangibles (including all payment intangibles) and all supporting obligations related thereto, excluding any Intellectual Property but including any and all proceeds of Intellectual Property;

(d) all Inventory;

(e) all Subsidiary Stock, securities, investment property, and financial assets;

(f) all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(g) all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (h) of this definition; and

(h) all proceeds and products of the property described in clauses (a) through (g) of this definition, in whatever form. It is the intention of the parties that if Collateral Agent shall fail to have a perfected Lien in any particular property or assets of any Borrower for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Collateral Agent against such Borrower, would be sufficient to create a perfected Lien in any property or assets that such Borrower may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the foregoing, Collateral shall not include any of the following Property:

(i) Inventory consigned to any Borrower by any Person other than another Borrower or a Guarantor;

(ii) assets held by any Borrower for the benefit of others, such as prepayments for goods or services not yet rendered to customers;

(iii) any asset of a Borrower that is subject to a purchase-money security interest relating to the financing of such asset;

(iv) only in the case of any Canadian Loan Parties, “consumer goods” (as that term is defined in the PPSA);

(v) any Excluded Property; and

(vi) only in the case of any Canadian Loan Parties, the last day of the term of any lease or agreement therefor but upon the enforcement of the security interest granted hereby in the Collateral, the applicable Borrower shall stand possessed of such last day in trust to assign the same to any person acquiring such term.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Administrative Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of a Lender to make Advances under this Agreement.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Chief Financial Officer or Controller of Borrowing Agent.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state, provincial, territorial or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean each Borrower, each Borrower’s Affiliates and Subsidiaries, all Guarantors, pledgors of Collateral, all owners of the foregoing, and all brokers or other agents of any Borrower acting in any capacity in connection with the Obligations.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Borrower to make: (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein, plus (c) payments on Capitalized Lease Obligations, plus (d) payments with respect to any other Indebtedness for borrowed money.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Administrative Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding or payment (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent; (d) has become the subject of an Insolvency Event; (e) has become the subject of a Bail-In Action; or (f) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Defined Benefit provision” shall have the same meaning assigned to that term as defined in subsection 147.1(1) of the Income Tax Act (Canada)).

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code or “document of title” under the PPSA.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“East West” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“EBITDA” shall mean for any period with respect to Borrowers on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state, provincial, territorial and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Insured Foreign Receivable or Receivables” shall mean Receivables that meet the requirements of Eligible Receivables, except clause (f) of such definition, provided that such Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Collateral Agent and shall name Collateral Agent as beneficiary or lenders loss payee, as applicable).

“Eligible Inventory” shall mean and include Inventory of a Borrower, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Collateral Agent’s Permitted Discretion, obsolete, defective, slow moving (i.e., held for sale for over 60 days) or unmerchantable and which Collateral Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Collateral Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Collateral Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform to all material standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is Foreign In-Transit Inventory or in-transit within the United States or Canada; (c) is located outside the continental United States (other than at a location in Canada but excluding any location in the Province of Quebec) or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory; (e) is the subject of an Intellectual Property Claim; (f) is subject to a purchase-money security interest; (g) consists of packaging materials or displays; (h) is a specialized or custom–made product for which no broad market exists; (i) is subject to a License Agreement that limits, conditions or restricts the applicable Borrower’s or Collateral Agent’s right to sell or otherwise dispose of such Inventory, unless Collateral Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Collateral Agent shall agree otherwise in its sole discretion after establishing reserves against the Borrowing Base with respect thereto as Collateral Agent shall deem appropriate in its sole discretion); (i) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Collateral Agent a Lien Waiver Agreement (or Collateral Agent shall agree otherwise in its sole discretion after establishing reserves against the Borrowing Base with respect thereto as Collateral Agent shall deem appropriate in its sole discretion); or (j) if the sale of such Inventory would knowingly result in an ineligible Receivable.

“Eligible Receivables” shall mean and include, each Receivable of a Borrower (including: (a) any so-called “vendor incentive” Receivable of such Borrower that constitutes an Eligible Receivable, subject to (i) any dollar limitation on total Revolving Advances against such receivables or any reduction of the Receivables Advance Rate for such receivables, in either case that Collateral Agent in its Permitted Discretion may elect to impose; or (b) any “B2B” Receivable of such Borrower that constitutes an Eligible Receivable) arising in the Ordinary Course of Business and which Collateral Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Collateral Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Collateral Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Collateral Agent in its Permitted Discretion. In addition, no Receivable shall be an Eligible Receivable, except, where applicable, to the extent such Receivable is covered by credit insurance acceptable to Collateral Agent in its Permitted Discretion, if:

(a) it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b) if a “vendor incentive” Receivable, it is due or unpaid more than ninety (90) days after the original invoice date or if a “B2B” Receivable it is due or unpaid more than sixty (60) days after the original due date;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) an Insolvency Event shall have occurred with respect to such Customer;

(f) the sale is to a Customer outside the continental United States of America (or in the case of any sale by any Canadian Loan Party, to a Customer outside Canada or outside the United States of America), unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Collateral Agent in its sole discretion or such Receivable constitutes an Eligible Insured Foreign Receivable;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and- return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Collateral Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America or any state thereof, or Canada or any province or territory thereof, or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub- Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or the Financial Administration Act (Canada) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the Receivables of the Customer exceed twenty-five percent (25%) of all Eligible Receivables of such Borrower, to the extent such Receivable exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim, except for potential warranty claims (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m) the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto, to the extent of such deduction;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to a Borrower; or

(p) such Receivable is not otherwise satisfactory to Collateral Agent as determined in good faith by Collateral Agent in the exercise of its discretion in a reasonable manner.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state, provincial, territorial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, provincial, territorial, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner,” general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Availability” at a particular date shall mean an amount equal to (a) the Loan Cap minus (b) the sum of (i) the aggregate outstanding amount of Revolving Advances and Swing Loans and (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit.

“Excess Cash” at a particular date shall mean, subject to the next sentence, 50% of the cash of Borrowers in excess of $20,000,000. Excess Cash must be on deposit in one or more deposit, money market or savings accounts maintained in the United States or Canada with one or more of the Lenders, as reasonably selected by Borrowers, and (a) in the case of funds on deposit in a bank account in the United States, subject to a deposit account control agreement satisfactory to Collateral Agent in its Permitted Discretion or (b) in the case of funds on deposit in a bank account in Canada, subject to Collateral Agent’s perfected first-priority security interest.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean any non-material lease, license, contract or agreement to which any Borrower is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9- 407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of Borrowers’ business associated therewith or attributable thereto.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, Participant, Swing Loan Lender Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 3.10(a), (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2017, (e) any Canadian withholding Taxes imposed on a payment by or on account of any obligation of a Borrower hereunder by reason of (i) the Foreign Lender not dealing at arm’s length (for purposes of the Income Tax Act (Canada) with the Borrower at the time of making such payment, or (ii) the payment being in respect of a debt or other obligation to pay an amount to a person with whom the payer is not dealing at arm’s length (for purposes of the Income Tax Act (Canada) at the time of such payment, (f) any Taxes imposed on a Foreign Lender by reason of such Foreign Lender (i) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Borrower, or (ii) not dealing at arm’s length (for purposes of the Income Tax Act (Canada)) with a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Borrower, and (g) any withholding on account of Taxes on net income that the Borrower determines is required under Regulation 105 under the Income Tax Act (Canada) or the Quebec equivalent from fees paid by the Borrower to a non-resident of Canada with respect to services rendered in Canada in connection with the Loan.

“Facility Fee” shall have the meaning set forth in Section 3.3(b) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Federal Funds Effective Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Fee Letters” shall mean, collectively, the fee letter dated the Closing Date between Borrowers and East West and the fee letter dated the Closing Date between Borrowers and PNC.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA for such period, plus the average daily Unrestricted Cash in excess of $50,000,000 for such period, minus Unfunded Capital Expenditures made during such period, minus distributions and dividends made during such period, minus cash taxes paid during such period, to (b) all Debt Payments made during such period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower or Guarantor or by any Subsidiary of any Borrower or Guarantor.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign In-Transit Inventory” shall mean Inventory of a Borrower that is in transit from either (i) a location outside the United States to any location within the United States of such Borrower or a Customer of such Borrower or (ii) a location outside Canada to any location within Canada of such Borrower or a Customer of such Borrower.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“Foreign Subsidiary Holding Company” is a Person whose sole activity is to own the Equity Interests of one or more Foreign Subsidiaries.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state, province, territory or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean Nutrend, Newegg Enterprises, Newegg Tech (fka Newegg Mall), ChiefValue, TNOPC, or any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations, and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Collateral Agent for its benefit and for the ratable benefit of the Lenders securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Collateral Agent.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Administrative Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Administrative Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state, provincial or territorial law, and any other applicable Federal and state, provincial or territorial laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean, collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Increasing Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts,” purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“INOPC” shall have the meaning set forth in the preamble to this Agreement.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code or any Canadian Bankruptcy Law), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright (including software), copyright application, trade name, mask work, domain name, website, trade secret, design right, industrial design, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Issuer” shall mean (i) East West in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Lender which Administrative Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of East West as issuer.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement with any Governmental Body, foreign or domestic.

“Lender” and the “Lenders” shall have the respective meanings ascribed to such terms in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of any provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Collateral Agent for the benefit of the Lenders as security for the Obligations, the “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender (or any Affiliate of a Lender) and for which such Lender confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, Guarantor, or Subsidiary that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender (or any Affiliate of any Lender) and with respect to which such Lender confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower, Guarantor, or Subsidiary that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof

“Letter of Credit Sublimit” shall mean $25,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error), (y) if the LIBOR Rate is unascertainable as set forth in Section 3.11(i), a comparable replacement rate determined in accordance with Section 3.11), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Administrative Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate. hereof.

“LIBOR Termination Date” shall have the meaning set forth in Section 3.11(a) “License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Collateral Agent and a Licensor, in form and substance satisfactory to Collateral Agent, by which Collateral Agent is given the unqualified right, vis-á-vis such Licensor, to enforce Collateral Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code, the PPSA or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Collateral Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Collateral Agent.

“Loan Cap” shall mean the lesser of (a) the Maximum Revolving Advance Amount and (b) the Borrowing Base.

“Magnell” shall have the meaning set forth in the preamble to this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of Borrowers and Guarantors, taken as a whole, (b) the ability of Borrowers, taken as a whole, to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Collateral Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of each Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Borrower (each a “Contract”) (except (a) any Contract relating to such Borrower’s purchase of Inventory in the Ordinary Course of Business, (b) freight and transportation Contracts, and (c) Contracts providing for expenditures by, or payments to, such Borrower of $5,000,000 per annum or less) with which the failure of such Borrower to comply could reasonably be expected to result in a Material Adverse Effect.

“Maximum Revolving Advance Amount” shall mean $100,000,000 or following any increase pursuant to Section 2.2 hereof, such amount (not to exceed $140,000,000) to which the aggregate Revolving Commitment Amounts of the Lenders are increased.

“Maximum Swing Loan Advance Amount” shall mean $10,000,000.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“Net Equity Proceeds” means the proceeds realized by any Borrowers from the offering of its Equity Interests after the Closing Date, after deducting all commissions, fees and other transaction costs or expenses.

“Newegg” shall have the meaning set forth in the preamble to this Agreement.

“Newegg Americas” shall have the meaning set forth in the preamble to this Agreement.

“Newegg Biz” shall have the meaning set forth in the preamble to this Agreement.

“Newegg Canada” shall have the meaning set forth in the preamble of this Agreement.

“Newegg Enterprises” means Newegg Enterprises LLC, a Delaware limited liability company.

“Newegg Logistics” shall have the meaning set forth in the preamble to this Agreement.

“Newegg Marketplace” shall have the meaning set forth in the preamble to this Agreement.

“Newegg NorAm” shall have the meaning set forth in the preamble to this Agreement.

“Newegg Tech” mean Newegg Tech, Inc. a Delaware corporation, formerly known as Newegg Mall, Inc., a Delaware corporation.

“NJOPC” shall have the meaning set forth in the preamble to this Agreement.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean, collectively, the Revolving Credit Notes and the Swing Loan Note.

“Nutrend” means Nutrend Automotive, Inc. a Delaware corporation.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor or any Subsidiary of any Borrower or any Guarantor to Issuer, Swing Loan Lender, any Lender or any Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or any Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document. (including this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges, Lender-Provided Foreign Currency Hedges and any Cash Management Products and Services) whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of any Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, (i) any and all of any Borrower’s or any Guarantor’s Indebtedness and/or liabilities (and any and all indebtedness, obligations and/or liabilities of any Subsidiary of any Borrower or any Guarantor) under this Agreement, the Other Documents or under any other agreement between Issuer, any Agent or any Lender and any Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Issuer, any Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Issuer, any Agent or any Lender to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean, with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles, notice of articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, articles, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Documents” shall mean the Notes, the Perfection Certificates, the Fee Letters, the Guaranty, the Guarantor Security Agreement, the Pledge Agreement, any Lender- Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, the Certificate of Beneficial Ownership, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to any Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Overadvance Threshold Amount” shall have the meaning set forth in Section 16.2(e) hereof.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by Administrative Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to Borrowers.

“Ozzo” shall have the meaning set forth in the preamble to this Agreement.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, 50% or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Office” shall mean initially 9300 Flair Drive, 6th Floor, El Monte, CA 91731; thereafter, such other office of Administrative Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by a Borrower or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Borrower or any entity which was at such time a member of the Controlled Group.

“Perfection Certificates” shall mean, collectively, the information questionnaires and the responses thereto provided by each Borrower and delivered to Administrative Agent and Collateral Agent.

“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as: (a) Borrowers give Administrative Agent written notice of any such acquisition (1) at least thirty (30) Business Days prior to the closing of such acquisition and (2) no later than five (5) Business Days after the applicable Borrower’s execution of the purchase agreement for such acquisition; (b) Borrowers shall reasonably anticipate closing such acquisition within one hundred fifty (150) days after notice to Administrative Agent of such acquisition; (c) with respect to the acquisition of Equity Interests, such target shall (i) have positive earnings before interest, taxes, depreciation, amortization, and non-cash stock option compensation for the period of twelve (12) consecutive months immediately preceding such acquisition, (ii) be added as either (1) a Borrower to this Agreement, and be jointly and severally liable for all Obligations, or (2) a Guarantor of the Obligations, and (iii) grant to Collateral Agent a first priority lien in all assets of such target; (d) as applicable, (1) the target is in the same or a similar business to that of Borrowers or (2) the acquired assets are used or useful in the Borrowers’ Ordinary Course of Business; (e) Collateral Agent shall have received a first-priority security interest in all acquired assets or a pledge of all acquired Equity Interests, subject to documentation satisfactory to Collateral Agent; (f) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction; (g) Borrowers shall have delivered to Administrative Agent (1) a pro forma balance sheet and pro forma financial statements for the three (3) year period following the acquisition and a certificate of the chief financial officer of Borrowing Agent demonstrating that, at the time of and after giving effect to such acquisition on a pro forma basis, Borrowers would have Excess Availability of not less than twenty percent (20%) of the Loan Cap and (2)(y) financial statements of the acquired entity for the two most recent fiscal years then ended; and (z) pro forma balance sheet for the acquired entity as of the complete calendar month most recently ended for the period equal to the calendar year-to-date, in form and substance reasonably acceptable to Administrative Agent; (h) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition; (i) no assets acquired in any such transaction(s) shall be included in the Borrowing Base (either for the purpose of obtaining credit extensions under this Agreement or for the purpose of calculating Undrawn Availability under this definition) until Collateral Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Collateral Agent; and (j) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition.

“Permitted Assignees” shall mean: (a) any Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by any Agent or any Lender, an Affiliate of any Agent or any Lender or a related entity; and (d) any Person to whom any Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities.

“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Collateral Agent for the benefit of Collateral Agent and the Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (f) carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (I) any such lien shall not encumber any other property of any Borrower and (II) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount permitted in Section 7.6 hereof; (h) other Liens incidental to the conduct of any Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Collateral Agent’s or Lenders’ rights in and to the Collateral or the value of any Borrower’s property or assets or which do not materially impair the use thereof in the operation of any Borrower’s business; (i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of Borrowers and their Subsidiaries; and (j) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancing of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Borrower other than the property and assets to which they apply as of the Closing Date.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) Indebtedness incurred for Capital Expenditures permitted in Section 7.6 hereof; (c) any guarantees of Indebtedness permitted under Section 7.3 hereof; (d) any Indebtedness listed on Schedule 5.8(b)(ii) hereof; (e) Indebtedness consisting of Permitted Loans made by one or more Borrower(s) to any other Borrower(s); (f) Interest Rate Hedges and Foreign Currency Hedges that are entered into by Borrowers to hedge their risks with respect to outstanding Indebtedness of Borrowers and not for speculative or investment purposes and (g) intercompany Indebtedness owing from one or more Borrowers to any other one or more Borrowers in accordance with clause (c) of the definition of Permitted Loans.

“Permitted Investments” shall mean investments in: (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; (e) Equity Interests of Affiliates that are Borrowers or Guarantors; and (f) Permitted Loans.

“Permitted Loans” shall mean: (a) the extension of trade credit by a Borrower to its Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans and advances by a Borrower to its employees in the Ordinary Course of Business to meet expenses; (c) loans to officers/directors not to exceed as to all such loans by Borrowers, collectively, the aggregate amount of $10,000,000 at any time outstanding, provided that at the time of any such loan to an officer or director and after giving effect thereto, Borrowers shall have Excess Availability of not less than twenty percent (20%) of the Loan Cap; (d) loans to (or amounts due from) Affiliates that are not Borrowers or Guarantors in an aggregate amount outstanding at any time not to exceed $10,000,000; (e) loans to shareholders in an aggregate amount outstanding at any time not to exceed $30,000,000, provided that in the case of such loans to shareholders: (1) at the time of any such loan and after giving effect thereto, Borrowers shall have Excess Availability of not less than twenty percent (20%) of the Loan Cap; (2) Borrowers may not use the proceeds of Revolving Advances or Swing Loans to fund any such loan; (3) each such loan shall be evidenced by a note from the applicable shareholder with a maturity date of no more than one (1) year after the date of such loan, and Borrowing Agent shall deliver such note to Administrative Agent within 3 Business Days after such note is executed; and (4) so long as Borrowers satisfy the Transaction Conditions, loans made by Borrowers to their shareholders with Net Equity Proceeds shall not be counted toward the dollar limit on such loans set forth in this clause (e) to the extent that such loans are funded with Net Equity Proceeds; and (f) intercompany loans between and among Borrowers and Guarantors, so long as, at the request of Administrative Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by Borrowers) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Collateral Agent in its sole discretion that has been delivered to Collateral Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Borrower(s) that are the payee(s) on such note.

“Permitted Share Repurchases” shall mean repurchases by Newegg of shares of its capital stock for total consideration during the Term of this Agreement not exceeding $30,000,000; provided that: (a) at the time of any such repurchase and after giving effect thereto, Borrowers shall have Excess Availability of not less than twenty percent (20%) of the Loan Cap; and (b) so long as Borrowers satisfy the Transaction Conditions, if Borrowers use Net Equity Proceeds to make Permitted Share Repurchases, such repurchases shall not be counted toward the above dollar limit on Permitted Share Repurchases to the extent that such repurchases are made with Net Equity Proceeds.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, provincial, territorial, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Borrower or any member of the Controlled Group or to which any Borrower or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement executed by Borrowers in favor of Collateral Agent dated as of the Closing Date and any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PPSA” means the Personal Property Security Act (Ontario) and the personal property security legislation in each province or territory in Canada including, without limitation. the Civil Code in the Province of Quebec, together with all rules, regulations and interpretations thereunder, as such legislation may be amended or replaced from time to time.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non- payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of the Collateral Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Administrative Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the owned and leased premises identified on Schedule 4.4 hereto or in and to any other premises or real property that are hereafter owned or leased by any Borrower.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts (as defined in Article 9 of the Uniform Commercial Code), or in the case of Newegg Canada all of such Borrower’s accounts as defined in the applicable PPSA, and all of such Borrower’s contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Collateral Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Registered Pension Plan” means a pension plan subject to the Pension Benefits Act (Ontario) or other applicable provincial or federal pension benefits standards legislation, as amended from time to time (or any successor statute).

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b)

hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti- Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean at least two (2) non-Affiliate Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding, together, at least sixty-six and two-thirds percent (66-2/3%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances, Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities.”

“Revolving Advances” shall mean Advances made other than Letters of Credit, and the Swing Loans.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean the Revolving Commitment amount set forth below each Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Commitment Percentage” shall mean the Revolving Commitment Percentage set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Credit Notes” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

“Rosewill” shall have the meaning set forth in the preamble to this Agreement.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Administrative Agent, Collateral Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of any Administrative Agent, Collateral Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Significant Borrower” shall mean any Borrower that has either (a) total assets with a book value of at least five percent (5%) of the total book value of the assets of Borrowers on a Consolidated Basis or (b) net income for the immediately preceding fiscal year of Borrowers of at least five percent (5%) of the total net income of Borrowers on a Consolidated Basis for such fiscal year.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Borrower by any Subsidiary (other than a Foreign Subsidiary or a Foreign Subsidiary Holding Company), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Borrower by any Foreign Subsidiary or any Foreign Subsidiary Holding Company (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 65% (or such greater percentage that, due to a change in an Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary or Foreign Subsidiary Holding Company as determined for United States federal income tax purposes to be treated as a deemed dividend to such Borrower and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean East West in its capacity as lender of the Swing Loans. hereof.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a)

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not diligent, upon any Borrower or any member of the Controlled Group.

“TNOPC” means TNOPC, a Tennessee corporation.

“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state, provincial or territorial law, or any other applicable Federal or state, provincial or territorial laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transaction Conditions” means, with respect to Borrowers’ proposed use of Net Equity Proceeds to make transactions that do not count toward the dollar baskets set forth hereunder for Permitted Investments, Permitted Share Repurchases, Capital Expenditures, and Permitted Loans, (a) at the time of any such proposed transaction and after giving effect thereto, no Event of Default shall have occurred and be continuing, and (b) Borrowers shall have delivered to Administrative Agent updated financial projections for Borrowers for the following four (4) fiscal quarters demonstrating that Borrowers will be in compliance as of the last day of each such quarter with the financial covenants set forth in Section 6.5 hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Unfunded Capital Expenditures” shall mean as to Borrowers on a Consolidated Basis, Capital Expenditures funded (a) from internally generated cash flow or (b) with the proceeds of a Revolving Advance or Swing Loan.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“Unrestricted Cash” means cash and cash equivalents of Borrowers (a) on deposit in one or more deposit accounts maintained in the United States or Canada and (i) in the case of cash in a deposit account in the United States, subject to a deposit account control agreement satisfactory to Collateral Agent in its Permitted Discretion, or (ii) in the case of cash on deposit in a deposit account in Canada, subject to Collateral Agent’s perfected, first-priority security interest and (b) not contained in a deposit or securities account blocked in favor of a Person other than Collateral Agent and otherwise free of restrictions on the right of the applicable Borrower to transfer, withdraw or otherwise access such cash or cash equivalents.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3 Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts,” “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “financial asset,” “fixtures,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter-of-credit rights,” “payment intangibles,” “proceeds,” “promissory note,” “securities,” “software” and “supporting obligations” as and when used in the description of Collateral shall have the respective meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4 Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which any Agent or Lender is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof, and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in Los Angeles, California. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first- in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation.” A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is cured or waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Collateral Agent, any agreement entered into by any Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Administrative Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Borrower or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II. ADVANCES, PAYMENTS.

2.1 Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement, specifically including Sections 2.1(b) and 2.1(c), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in an aggregate amount outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i) 100% of Excess Cash, provided that the aggregate outstanding amount of Advances made on the basis of Excess Cash shall not exceed $10,000,000 at any time, plus

(ii) 85% (the “Receivables Advance Rate”) of Eligible Receivables, plus

(iii) the lesser of (A) 60% of the value of the Eligible Inventory, determined at the lower of cost or market value (the “Inventory Advance Rate”) or (B) 90% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Collateral Agent in its Permitted Discretion) (the “Inventory NOLV Advance Rates” and collectively with the Inventory Advance Rate and the Receivables Advance Rate, the “Advance Rates”), minus

(iv) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(v) such reasonable reserves as Collateral Agent may deem proper and necessary from time to time in its Permitted Discretion to account for events, conditions, contingencies or risks with respect to the Collateral that are not already accounted for in the definition of Eligible Receivables and Eligible Inventory.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii) and (iii) minus (y) Sections 2.1 (a)(y)(iv) and (v) at any time and from time to time shall be referred to as the “Borrowing Base.” The Revolving Advances shall be evidenced by secured promissory notes (collectively, the “Revolving Credit Notes”) issued by Borrowers to the Lenders, each substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the aggregate principal amount of Revolving Advances outstanding at any time shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Borrowing Base.

(b) Discretionary Rights. The Advance Rates may be increased or decreased by Collateral Agent at any time and from time to time in the exercise of its Permitted Discretion and in consultation with Borrowing Agent. Collateral Agent may reduce the Advance Rates pursuant to this Section 2.1(b) based upon dilution and other factors affecting the condition, performance or quality of the Eligible Accounts and Eligible Inventory of Borrowers. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Collateral Agent under this subsection are subject to the provisions of Section 16.2(b).

(c) Initial Borrowing Limitations. Notwithstanding anything to the contrary set forth in Section 2.1(a), (i) until Collateral Agent has completed or received a satisfactory collateral examination and Inventory appraisal with respect to the assets of Newegg Canada, the assets of Newegg Canada shall not be included in the Borrowing Base, and (ii) until Collateral Agent has completed an updated collateral examination with respect to the U.S. Borrowers (i.e., all Borrowers other than Newegg Canada), the Lenders shall not be obligated to make Advances in an aggregate principal amount outstanding at any time in excess of fifty percent (50%) of the aggregate Revolving Commitment Amounts. Borrowers shall cooperate with Collateral Agent and its collateral examiners to ensure that the updated collateral examination with respect to the U.S. Borrowers commences no later than thirty (30) days after the Closing Date.

2.2 Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a) Borrowing Agent on behalf of any Borrower may notify Administrative Agent prior to 10:00 a.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Administrative Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Administrative Agent written notice by no later than 10:00 a.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than eight (8) LIBOR Rate Loans, in the aggregate.

(c) Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Administrative Agent pursuant to Section 2.2(b) or by its notice of conversion given to Administrative Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Administrative Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Administrative Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e) Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Administrative Agent written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 10:00 a.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Administrative Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g) Each Borrower shall indemnify Administrative Agent and the Lenders and hold Administrative Agent and the Lenders harmless from and against any and all losses or expenses that Administrative Agent and the Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Administrative Agent or the Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Administrative Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for the Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of the Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Administrative Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Administrative Agent, upon Administrative Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3 [Reserved].

2.4 Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between the Lenders and Administrative Agent for administrative convenience, Administrative Agent, the Lenders and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the aggregate principal amount of Revolving Advances outstanding at any one time shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Borrowing Base. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans, and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future

(b) Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Administrative Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Administrative Agent may, at any time, require the Lenders to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Administrative Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Administrative Agent in respect of such Swing Loan; provided that no Lender shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5 Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Administrative Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Administrative Agent or the Lenders, shall be charged to Borrowers’ Account on Administrative Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent the Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at East West, or such other bank as Borrowing Agent may designate following notification to Administrative Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Administrative Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6 Making and Settlement of Advances.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of the Lenders (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b) Promptly after receipt by Administrative Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Swing Loan Lender elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Administrative Agent shall notify the Lenders of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among the Lenders of the requested Revolving Advance as determined by Administrative Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Administrative Agent such that Administrative Agent is able to, and Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any Lender fails to remit such funds to Administrative Agent in a timely manner, Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c) Unless Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Administrative Agent, Administrative Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Administrative Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Administrative Agent, times (y) such amount or (B) a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent. A certificate of Administrative Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d) Administrative Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with the Lenders on at least a weekly basis, or on any more frequent date that Administrative Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying the Lenders of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Administrative Agent) of the applicable Swing Loan with respect to which Settlement is requested by Administrative Agent, to such account of Administrative Agent as Administrative Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Administrative Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Administrative Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Administrative Agent by any Lender on such Settlement Date, Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7 Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the Loan Cap less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Borrowing Base.

2.8 Manner and Repayment of Advances.

(a) The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22).

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Administrative Agent may not be collectible by Administrative Agent on the date received by Administrative Agent. Administrative Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Administrative Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Administrative Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Administrative Agent and Administrative Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Administrative Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Administrative Agent shall be deemed applied by Administrative Agent on account of Obligations on its respective Application Date. Borrowers further agree that there is a monthly float charge payable to Administrative Agent for Administrative Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Administrative Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day. All proceeds received by Administrative Agent shall be applied to the Obligations in accordance with Section 4.8(h).

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Administrative Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Administrative Agent. Administrative Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Administrative Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.

2.9 Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans, and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

2.10 Statement of Account. Administrative Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Administrative Agent or the Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Administrative Agent to record the date and amount of any Advance shall not adversely affect Administrative Agent or any Lender. Each month, Administrative Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Administrative Agent, the Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between the Lenders and Borrowers unless Administrative Agent receives a written statement of Borrowers’ specific exceptions thereto within sixty (60) days after such statement is received by Borrowing Agent. The records of Administrative Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11 Letters of Credit.

(a) Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (collectively, “Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the Loan Cap. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. The Maximum Undrawn Amount of all outstanding Letters of Credit issued for the benefit of a single vendor shall not exceed $5,000,000. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b) Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.12 Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Administrative Agent at the Payment Office, prior to 10:00 a.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Administrative Agent and Issuer; and, such other certificates, documents and other papers and information as Administrative Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Administrative Agent, Collateral Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of the Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98 International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP.

(c) Administrative Agent shall use its reasonable efforts to notify the Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13 Requirements For Issuance of Letters of Credit.

(a) Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If East West is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Administrative Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(b) In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Borrower hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and is continuing: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Administrative Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Administrative Agent’s, Issuer’s or their respective attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.14 Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Administrative Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Administrative Agent and each Lender thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and the Lenders shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Administrative Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender so notified fails to make available to Administrative Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Administrative Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Administrative Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Administrative Agent or Issuer of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Administrative Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each Lender’s payment to Administrative Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e) Each Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15 Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Administrative Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Administrative Agent under the Letter of Credit with respect to which the Lenders have made a Participation Advance to Administrative Agent, or (ii) in payment of interest on such a payment made by Issuer or Administrative Agent under such a Letter of Credit, Administrative Agent will pay to each Lender, in the same funds as those received by Administrative Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Administrative Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Administrative Agent (and, to the extent that the other Lenders have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Administrative Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b) If Issuer or Administrative Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Administrative Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Administrative Agent, forthwith return to Issuer or Administrative Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Administrative Agent plus interest at the Federal Funds Effective Rate.

2.16 Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17 Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18 Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Administrative Agent, any Borrower or any Lender, as the case may be, or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Borrower, Administrative Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Administrative Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi) payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Administrative Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Administrative Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) the occurrence of any Material Adverse Effect;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19 Liability for Acts and Omissions.

(a) As between Borrowers and Issuer, Swing Loan Lender, Administrative Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b) Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Administrative Agent or any Lender.

2.20 Renewal of Letters of Credit. Issuer shall reserve the right to issue a notice of non-renewal of any issued and outstanding Letter of Credit within ninety (90) days prior to the expiration date of such Letter of Credit. If Issuer does not issue any such notice of non-renewal, the Letter of Credit will be automatically renewed for up to ninety (90) days following the expiration date of such Letter of Credit.

2.20 Mandatory Prepayments.

(a) Subject to Section 7.1 hereof, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable direct costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Administrative Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied first, to the remaining Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided, however, that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Administrative Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(b) All proceeds received by Borrowers or Collateral Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Borrowers, or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 6.6 hereof.

2.21 Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances (i) for Permitted Share Repurchases, (ii) for Permitted Acquisitions, and (iii) for working capital, capital expenditures and other lawful corporate purposes.

(b) Without limiting the generality of Section 2.21(a) above, neither Borrowers, Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or a Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22 Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b) (i) except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from the Lenders which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) in accordance with its Revolving Commitment Percentage; provided, that, Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Administrative Agent for a Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent. Administrative Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.

(iii) if any Swing Loans are outstanding or any Letter of Credit Obligations (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A) Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Administrative Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv) so long as any Lender is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders,” a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage.

(d) Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify any Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, any Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that any Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Administrative Agent will so notify the parties hereto and the Participation Commitments of the Lenders (including such cured Defaulting Lender), the Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f) If Swing Loan Lender or Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23 Payment of Obligations. Administrative Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by any Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which any Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by any Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Swing Loans made by and owing to Administrative Agent and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement

2.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement, in any Other Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority

2.25 Increase in Maximum Revolving Advance Amount.

(a) At any time prior to the second anniversary of the Closing Date, upon not less than thirty (30) days’ prior written notice to the Agents, Borrowers may request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Revolving Commitment Amount (any current Lender which elects to increase its Revolving Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) joining this Agreement and providing a Revolving Commitment Amount hereunder, subject to the following terms and conditions:

(i) No current Lender shall be obligated to increase its Revolving Commitment Amount and any increase in the Revolving Commitment Amount by any current Lender shall be in the sole discretion of such current Lender;

(ii) Borrowers may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the increased Revolving Commitments being requested by Borrowers;

(iii) There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;

(iv) After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $140,000,000;

(v) Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than two (2) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $20,000,000;

(vi) Borrowers shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Commitment Amounts has been approved by such Borrowers, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by each Borrower herein and in the Other Documents are true and complete in all respects with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), (3) if Borrowers will use the proceeds of such increase to acquire the Equity Interests of a target in a Permitted Acquisition, the materials required by clause (g) of the definition of Permitted Acquisition, (4) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by Borrowers as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (5) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and each Borrower hereby authorizes and directs its counsel to deliver such opinions to Agent and Lenders;

(vii) Borrowers shall execute and deliver (1) to each Increasing Lender a replacement Note reflecting the new amount of such Increasing Lender’s Revolving Commitment Amount after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be cancelled) and (2) to each New Lender a Note reflecting the amount of such New Lender’s Revolving Commitment Amount;

(viii) Any New Lender shall be subject to the approval of Agent and Issuer;

(ix) Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment Amount pursuant to an acknowledgement in a form acceptable to Agent, signed by it and each Borrower and delivered to Agent at least five (5) days before the effective date of such increase; and

(x) Each New Lender shall execute a lender joinder in a form reasonably satisfactory to Administrative Agent pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Revolving Commitment Amount as set forth in such lender joinder.

(b) On the effective date of such increase, (i) Borrowers shall repay all Revolving Advances then outstanding; provided that subject to the other terms and conditions of this Agreement, the Borrowing Agent may request new Revolving Advances on such date and (ii) the Revolving Commitment Percentages of Lenders holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Revolving Commitment Percentage is equal to (x) the Revolving Commitment Amount of such Lender divided by (y) the aggregate of the Revolving Commitment Amounts of all Lenders. Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Revolving Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Revolving Commitment Percentages contemplated by this Section 2.24.

(c) On the effective date of such increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Revolving Commitment Percentage (as calculated pursuant to Section 2.24(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively. As necessary to effectuate the foregoing, each existing Lender holding a Revolving Commitment Percentage that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Revolving Commitment Percentages (as calculated pursuant to Section 2.24(b) above).

(d) On the effective date of such increase, Borrowers shall pay all costs and expenses incurred by Agent and by each Increasing Lender and New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrowers and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase).

III. INTEREST AND FEES.

3.1 Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to Swing Loans, at Borrower’s election, either (a) the Daily LIBOR Rate plus the Applicable Margin or (b) the Revolving Interest Rate for Domestic Rate Loans. Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), (i) the Obligations other than LIBOR Rate Loans shall bear interest at the Revolving Interest Rate for Domestic Rate Loans plus two percent (2%) per annum and (ii) LIBOR Rate Loans shall bear interest at the Revolving Interest Rate for LIBOR Rate Loans plus two percent (2%)per annum (as applicable, the “Default Rate”).

3.2 Letter of Credit Fees.

(a) Borrowers shall pay (x) to Administrative Agent, for the ratable benefit of the Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to (1) in the case of each outstanding standby Letter of Credit, the average daily amount available to be drawn under such Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans and (2) in the case of each outstanding commercial Letter of Credit, the average daily amount available to be drawn under such Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans less one-half percent (0.50%), such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable: (A) in the case of each standby Letter of Credit, quarterly in advance, on the date such Letter of Credit is issued and continuing on the first day of each quarter thereafter for so long as such Letter of Credit is outstanding; and (B) in the case of each commercial Letter of Credit, monthly in arrears, on the first day of each month and on the last day of the Term, and (y) to Issuer, a fronting fee of one eighth of one percent (0.125%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Administrative Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b) At any time following the occurrence of an Event of Default, at the option of Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Administrative Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Administrative Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Administrative Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short- term money-market items as to which Administrative Agent and such Borrower mutually agree (or, in the absence of such agreement, as Administrative Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Administrative Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Administrative Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Administrative Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Administrative Agent, for its benefit and the ratable benefit of Issuer, the Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Administrative Agent may use such cash collateral to pay and satisfy such Obligations. In lieu of providing the cash collateral described above, Borrowers may replace any outstanding Letter of Credit (whereupon such outstanding Letter of Credit shall be cancelled) with a letter of credit issued by another issuer satisfactory to the beneficiary of such Letter of Credit.

3.3 Closing Fee and Unused Facility Fee.

(a) Upon the execution of this Agreement, Borrowers shall pay to Administrative Agent for the ratable benefit of the Lenders a one-time closing fee in an amount equal to 0.25% of the aggregate Revolving Commitments as of the Closing Date (i.e., a fee of $250,000), which fee shall be fully earned on the Closing Date and shall be non-refundable.

(b) Borrowers shall pay to Administrative Agent, for the ratable benefit of the Lenders based on their respective Revolving Commitment Percentages, an unused facility fee payable on the positive difference, if any, between (i) the Loan Cap and (ii) the sum of (A) the aggregate outstanding Revolving Advances (for the purpose of this computation, East West’s Swing Loans shall be deemed to be borrowed amounts only under its commitment to make Revolving Advances and not for any other Lender), (B) the aggregate outstanding Swing Loans and (C) the Maximum Undrawn Amount of all outstanding Letters of Credit. Such fee shall be payable at a rate equal to, as applicable, either (a) 0.25% per annum on the unused amount of the facility if such unused amount is less than one-third of the Maximum Revolving Advance Amount or (b) 0.40% per annum on the unused amount of the facility if such unused amount is equal to or greater than one-third of the Maximum Revolving Advance Amount (as applicable, the “Facility Fee”). The Facility Fee shall be payable to Administrative Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4 Fee Letter and Appraisal Fees.

(a) Borrowers shall pay the amounts required to be paid in the Fee Letters in the manner and at the times required by the Fee Letters.

(b) All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

3.5 Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension. For the purposes of Newegg Canada and the Interest Act (Canada) and disclosure thereunder, the yearly rate of interest to which the rate computed above is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which it is to be ascertained and divided by either 365 or 366 or such other period of time, as the case may be.

3.6 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, the Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7 Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Administrative Agent, Swing Loan Lender, any Issuer or any Lender and any corporation or bank controlling Administrative Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Administrative Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Administrative Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to any Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Administrative Agent, Swing Loan Lender, such Lender or the Issuer);

(b) impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Administrative Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Administrative Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Administrative Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Administrative Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Administrative Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Administrative Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Administrative Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be. Administrative Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8 Basis For Determining Interest Rate Inadequate or Unfair. In the event that Administrative Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Administrative Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), then Administrative Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Administrative Agent no later than 10:00 a.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Administrative Agent, no later than 10:00 a.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Administrative Agent, no later than 10:00 a.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, the Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9 Capital Adequacy.

(a) In the event that Administrative Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Administrative Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling any Administrative Agent, Swing Loan Lender or any Lender and the office or branch where Administrative Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Administrative Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Administrative Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Administrative Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Administrative Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Administrative Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Administrative Agent, Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Administrative Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Administrative Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Administrative Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Administrative Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10 Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Swing Loan Lender, each Lender, Issuer or any Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Each Borrower shall indemnify each Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Administrative Agent), or by any Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowing Agent shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowing Agent (with a copy to Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowing Agent or Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowing Agent or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowing Agent or Administrative Agent as will enable Borrowing Agent or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowing Agent and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowing Agent or Administrative Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) duly completed valid originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv) any other form prescribed by Applicable Law as a basis for claiming an exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made, or

To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Administrative Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f) If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Administrative Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Administrative Agent shall deliver to the Administrative Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Administrative Agent or any Borrower sufficient for Administrative Agent and Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Administrative Agent has complied with such applicable reporting requirements.

(g) If Administrative Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of Administrative Agent, Swing Loan Lender, such Lender, Participant, or Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Borrowers, upon the request of Administrative Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Administrative Agent, Swing Loan Lender, such Lender, Participant or Issuer in the event Administrative Agent, Swing Loan Lender, such Lender, Participant or Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require Administrative Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.11 Successor LIBOR Rate Index.

(a) If the Agents determine (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 3.8 have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 3.8 have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Body having jurisdiction over the Agents has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Agents may (in consultation with the Borrowing Agent) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.

(b) The Agents and the Borrowers shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Agents, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the Other Documents (including, without limitation, Section 16.2), and except with respect to Borrowers, such amendment shall become effective without any further action or consent of any Lender at 5:00 p.m. on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Agents receive, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(c) Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then- current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.

(d) Until an amendment reflecting a new replacement index in accordance with this Section 3.11 is effective, each advance, conversion and renewal of any LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Agents determine (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

3.12 Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Administrative Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Administrative Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Administrative Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Administrative Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage, and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV. COLLATERAL: GENERAL TERMS

4.1 Security Interest in the Collateral. To secure the prompt payment and performance to each Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Borrower hereby assigns, pledges and grants to Collateral Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Collateral Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Borrower shall provide Collateral Agent with written notice of all commercial tort claims promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Borrower shall be deemed to thereby grant to Collateral Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Borrower shall provide Collateral Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Collateral Agent’s request shall take such actions as Collateral Agent may reasonably request for the perfection of Collateral Agent’s security interest therein.

4.2 Attachment/Perfection of Security Interest. The security interest created hereby is intended to attach, in respect of Collateral in which any Borrower has the right at the time this Agreement is signed by such Borrower and delivered to Collateral Agent and, in respect of Collateral in which any Borrower subsequently acquires rights at the time such Borrower subsequently acquires such rights. Each Borrower shall take all action that may be necessary or desirable, or that Collateral Agent may request in its Permitted Discretion, so as at all times to maintain the validity, perfection, enforceability and priority of Collateral Agent’s security interest in and Lien on the Collateral or to enable Collateral Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Collateral Agent, endorsed or accompanied by such instruments of assignment as Collateral Agent may specify, and stamping or marking, in such manner as Collateral Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Collateral Agent, and (v) executing and delivering financing statements, financing change statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Collateral Agent, relating to the creation, validity, perfection, maintenance or continuation of Collateral Agent’s security interest and Lien under the Uniform Commercial Code, PPSA or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Collateral Agent to file against such Borrower, one or more financing, financing change continuation or amendment statements pursuant to the Uniform Commercial Code or PPSA, as applicable in form and substance satisfactory to Collateral Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets other than intellectual property” and/or “all personal property other than intellectual property” of any Borrower). Each Borrower hereby acknowledges receipt of a signed copy of this Agreement and hereby waives the requirement to be provided a copy of any verification statement issued in respect of a financing statement or financing change statement registered under the PPSA in connection with this Agreement to perfect the security interest created herein. All charges, expenses and fees Collateral Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Collateral Agent’s option, shall be paid by Borrowers to Collateral Agent for its benefit and for the ratable benefit of the Lenders immediately upon demand.

4.3 Preservation of Collateral. Following the occurrence and during the continuation of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Collateral Agent: (a) may at any time take such steps as Collateral Agent in its Permitted Discretion deems necessary to protect Collateral Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Collateral Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Collateral Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Collateral Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property. Each Borrower shall cooperate fully with all of Collateral Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Collateral Agent may direct. All of Collateral Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4 Ownership and Location of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Collateral Agent’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Collateral Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Collateral Agent, Administrative Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s equipment and Inventory shall be located as set forth on Schedule 4.4 and shall not be removed from such location(s) without the prior written consent of Collateral Agent except with respect to the sale of Inventory in the Ordinary Course of Business and equipment to the extent permitted in Section 7.1(b) hereof.

(b) (i) There is no location at which any Borrower has any Inventory (except for Inventory in transit) or other Collateral other than those locations listed on Schedule 4.4(b)(i); (ii) Schedule 4.4(b)(ii) hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower is stored; (iii) Schedule 4.4(b)(iii) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive officer of each Borrower; and (iv) Schedule 4.4(b)(iv) hereto sets forth a correct and complete list as of the Closing Date of the location, by state/province/territory and street address, of all Real Property owned or leased by each Borrower, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5 Defense of Agents’ and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Collateral Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Collateral Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Collateral Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by any Agent for payment of all Obligations in accordance with this Agreement, Collateral Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Collateral Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best commercially reasonable manner possible and make it available to Collateral Agent at a place reasonably convenient to Collateral Agent. In addition, with respect to all Collateral, Collateral Agent and the Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code, PPSA or other Applicable Law. Each Borrower shall, and Collateral Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Collateral Agent holds a security interest to deliver same to Collateral Agent and/or subject to Collateral Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Collateral Agent’s trustee, and such Borrower will immediately deliver them to Collateral Agent in their original form together with any necessary endorsement.

4.6 Inspection of Premises. Within thirty (30) days after the Closing Date and, additionally, from time to time thereafter, subject to the limitations set forth below, in each case at reasonable times, Collateral Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business. Collateral Agent and its agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business. All such inspections by Collateral Agent pursuant to this Section 4.6 shall be at Borrowers’ expense. Notwithstanding the foregoing, Collateral Agent may conduct such inspections no more frequently than twice each year. Following the continuation of an Event of Default, Collateral Agent may conduct such inspections as frequently as Collateral Agent may elect in its Permitted Discretion.

4.7 Appraisals. Within thirty (30) days after the Closing Date and, additionally, from time to time thereafter, subject to the limitations set forth below, Collateral Agent may, in its sole discretion, exercised in a commercially reasonable manner, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Collateral Agent, for the purpose of appraising the then current values of Borrowers’ assets. Collateral Agent may obtain such appraisals pursuant to this Section 4.7 twice each year. Each appraisal commissioned by Collateral Agent pursuant to this Section 4.7 shall be at Borrowers’ expense. Absent the occurrence and continuance of an Event of Default at such time, Collateral Agent shall consult with Borrowers as to the identity of any such firm. Following the occurrence and during the continuation of an Event of Default, Collateral Agent may conduct such appraisals as frequently as Collateral Agent may elect in its Permitted Discretion.

4.8 Receivables; Deposit Accounts and Securities Accounts.

(a) Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale and to such Borrower’s knowledge at the time of sale shall be without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Collateral Agent.

(b) Each Customer with respect to a so-called “B2B” Receivable of over $25,000, to the actual knowledge without the duty to investigate of the Borrower that owns such Receivable, as of the date such Receivable is created, is and will be solvent and able to pay all Receivables on which such Customer is obligated in full when due. With respect to any such Customer described in the immediately preceding sentence that is not solvent, the applicable Borrower has set up on its books and in its financial records bad debt reserves adequate to cover all Receivables owed by such Customer.

(c) Each Borrower’s chief executive office is located as set forth on Schedule 4.4(b)(iii). Until written notice is given to Collateral Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Upon the occurrence of a Cash Dominion Event, Borrowers shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Depository Accounts maintained at East West (and any associated lockboxes) as Collateral Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Collateral Agent. Notwithstanding the foregoing, to the extent any Borrower directly receives any remittances upon Receivables, such Borrower shall, at such Borrower’s sole cost and expense, but on Collateral Agent’s behalf and for Collateral Agent’s account, collect as Collateral Agent’s property and in trust for Collateral Agent all amounts received on Receivables, and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Depository Account(s). Each Borrower shall deposit in a Depository Account or, upon request by Collateral Agent, deliver to Collateral Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) At any time Collateral Agent shall have the right to send notice of the assignment of, and Collateral Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Upon the occurrence and during the continuation of an Event of Default, Collateral Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Collateral Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Collateral Agent shall have the right to receive, endorse, assign and/or deliver in the name of Collateral Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Collateral Agent or Collateral Agent’s designee as such Borrower’s attorney with power (i) at any time: (A) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Collateral Agent to preserve, protect, or perfect Collateral Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Borrower at any post office box/lockbox maintained by Collateral Agent for Borrowers or at any other business premises of Collateral Agent; and (ii) at any time following the occurrence of a Default or an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Borrower to such address as Collateral Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g) Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h) Upon the occurrence of a Cash Dominion Event, all proceeds of Collateral shall be deposited by Borrowers into one or more depository accounts established at East West for the deposit of such proceeds (each, a “Depository Account”). Each applicable Borrower, Collateral Agent and East West shall enter into a deposit account control agreement in form and substance satisfactory to Collateral Agent that is sufficient to give Collateral Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over each Depository Account. All funds deposited in any Depository Account shall immediately become subject to the security interest of Collateral Agent for its own benefit and the ratable benefit of Issuer, the Lenders and all other holders of the Obligations. Administrative Agent shall apply all funds received by it from the Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Administrative Agent shall determine in its sole discretion, provided that, in the absence of any Event of Default, Administrative Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances.

(i) No Borrower will, without Collateral Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Borrower.

(j) All deposit, money market and savings accounts (including all Depository Accounts), securities accounts and investment accounts of each Borrower and its domestic United States Subsidiaries as of the Closing Date are set forth on Schedule 4.8(j). No Borrower shall open any new deposit account, securities account or investment account unless (i) Borrowers shall have given at least thirty (30) days prior written notice to Collateral Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not PNC, such bank, depository institution or securities intermediary, each applicable Borrower and Collateral Agent shall first have entered into an account control agreement in form and substance satisfactory to Collateral Agent sufficient to give Collateral Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

4.9 Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, and any and all comparable laws in Canada, as amended, and all rules, regulations and orders thereunder.

4.10 Maintenance of Equipment. The equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved. No Borrower shall use or operate the equipment in violation of any material law, statute, ordinance, code, rule or regulation.

4.11 Exculpation of Liability. Nothing herein contained shall be construed to constitute any Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall any Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except to the extent of such Agent’s or Lender’s gross negligence or willful misconduct. Neither any Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assumes any of any Borrower’s obligations under any contract or agreement assigned to such Agent or Lender, and neither any Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.12 Financing Statements. Except as respects the financing statements filed by Collateral Agent, financing statements described on Schedule 1.2, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

V. REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1 Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Borrower, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Borrower’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Borrower’s Organizational Documents or to the conduct of such Borrower’s business or of any Material Contract or undertaking to which such Borrower is a party or by which such Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, instrument, or other document to which such Borrower is a party or by which it or its property is a party or by which it may be bound.

5.2 Formation and Qualification.

(a) Each Borrower is duly incorporated or formed, as applicable, and in good standing under the laws of the state, province or territory (or Canada in the case of any Borrower which is a “Canadian Corporation,” organized, amalgamated or continued under the Canada Business Corporations Act) listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a) which constitute all states, provinces and territories in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower. Each Borrower has delivered to Administrative Agent true and complete copies of its Organizational Documents and will promptly notify Administrative Agent of any amendment or changes thereto.

(b) The only Subsidiaries of each Borrower are listed on Schedule 5.2(b).

5.3 Survival of Representations and Warranties. All representations and warranties of each Borrower contained in this Agreement and the Other Documents to which it is a party shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower has filed all federal, state, provincial, territorial and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, except where such failure to file would not reasonably be expected to have a Material Adverse Effect. The provision for taxes on the books of each Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5 Financial Statements. The consolidated and consolidating balance sheets of Borrowers, and such other Persons described therein, as of December 31, 2017, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Administrative Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur and present fairly the financial position of Borrowers at such date and the results of their operations for such period. Since December 31, 2017 there has been no change in the condition, financial or otherwise, of Borrowers as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6 Entity Names. No Borrower has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7 O.S.H.A. Environmental Compliance; Flood Insurance.

(a) Except as set forth on Schedule 5.7 hereto, each Borrower is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and all federal, provincial, territorial or local laws applicable in Canada or any province or territory therein regarding health and occupational and safety and/or workplace safety and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations, except in each such case where such non-compliance would not be reasonably expected to have a Materially Adverse Effect.

(b) Except as set forth on Schedule 5.7 hereto, each Borrower has been issued all required federal, state, provincial, territorial and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c) Except as set forth on Schedule 5.7: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Borrower, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property has never been used by any Borrower to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Borrower on any Real Property, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Borrower or of its tenants.

5.8 Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) (i) Borrowers, taken as a whole, are solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, (ii) as of the Closing Date, the fair present saleable value of the assets of Borrowers, taken as a whole and calculated on a going concern basis, are in excess of the amount of their liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of the assets of Borrowers, taken as a whole (and calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b) Except as disclosed in Schedule 5.8(b)(i), no Borrower has any pending or threatened litigation, arbitration, actions or proceedings. No Borrower has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.

(c) No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.

(d) No Borrower or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. (i) Each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Borrower nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

(e) None of the Canadian Loan Parties maintains or is required to contribute to any Canadian Plan other than those listed on Schedule 5.8(e) hereto. Each Canadian Plan has been maintained in compliance with its terms and with the requirements of Applicable Law and has been maintained, where required, in good standing with applicable Governmental Bodies. None of the Canadian Loan Parties has incurred, or could reasonably be expected to incur, any obligation or liability in connection with the termination of or withdrawal from any Canadian Plan.

(f) None of the Canadian Plans is a Registered Pension Plan. All material obligations of each Canadian Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Plans, and the funding agreements therefor, have been performed and satisfied when required to be performed or satisfied. All contributions or premiums required to be made or paid by the Canadian Loan Parties to the Canadian Plans have been made on a timely basis in accordance with the terms of such Canadian Plans and requirements of Applicable Law. None of the Canadian Plans is a supplemental pension plan or other retirement plan providing benefits in excess of any retirement benefits provided under a Registered Pension Plan or any other Canadian Plan. None of the Canadian Plans is a Canadian Multi-Employer Pension Plan.

5.9 Patents, Trademarks, Copyrights and Licenses. All Intellectual Property owned or utilized by any Borrower: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are necessary for the operation of its business. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property and no Borrower is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9 hereto. All Intellectual Property owned or held by any Borrower consists of original material or property developed by such Borrower or was lawfully acquired or licensed by such Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10 Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial, territorial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11 Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and, to the knowledge of such Borrower, no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12 No Default. No Borrower is in default in the payment or performance of any of its contractual obligations to an extent that could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred.

5.13 No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Borrower has heretofore delivered to Administrative Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14 No Labor Disputes. No Borrower is involved in any labor dispute; there are no strikes or walkouts or union organization (or application for certification) of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto. No Canadian Loan Party is a party or subject to or bound by any collective agreement; and none of the employees of any Canadian Loan Party are employees or receive benefits under any collective agreement.

5.15 Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16 Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17 Disclosure. No representation or warranty made by any Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of fact or omits to state any fact (a) necessary to make the statements herein or therein not misleading or (b) which could reasonably be expected to have a Material Adverse Effect.

5.18 Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Agents on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrowing Agent, for itself and the other Borrowers, acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Other Documents.

5.19 Reserved.

5.20 Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.21 Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the sale of computer and other electronic and consumer products, including the sale of computer hardware, software and peripherals, and consumer electronics and activities necessary to conduct the foregoing, and the provision of third-party logistics services. On the Closing Date, each Borrower will own all the property and possess all of the material rights and Consents necessary for the conduct of the business of such Borrower.

5.22 Ineligible Securities. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of any Agent or any Lender.

5.23 Federal Securities Laws. No Borrower nor any Subsidiary of any Borrower (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.24 Equity Interests. All of the authorized and outstanding Equity Interests of each Borrower, except for Newegg, are wholly owned, directly or indirectly, by Newegg. All of the Equity Interests of each Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders thereof in material compliance with, or under valid exemption from, all federal, state, provincial and territorial laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.24(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower, except Newegg, or any of the shareholders of any Borrower, except Newegg, is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre- emptive rights held by any Person with respect to the Equity Interests of Borrowers. Except as set forth on Schedule 5.24(c), Borrowers, except Newegg, have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.25 Commercial Tort Claims. No Borrower has any commercial tort claims except as set forth on Schedule 5.25 hereto.

5.26 Letter of Credit Rights. As of the Closing Date, no Borrower has any letter of credit rights except as set forth on Schedule 5.26 hereto.

5.27 Material Contracts. Schedule 5.27 sets forth all Material Contracts of the Borrowers. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

VI. AFFIRMATIVE COVENANTS.

Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1 Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).

6.2 Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its material properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all material Intellectual Property and take all actions necessary to enforce and protect the validity of any material intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3 Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

6.4 Payment of Taxes. Pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and any Agent or any Lender which such Agent or Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in any Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Collateral Agent may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Collateral Agent and each Lender harmless in respect thereof. The amount of any payment by Collateral Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Collateral Agent with an indemnity therefor (or supply Collateral Agent with evidence satisfactory to Collateral Agent that due provision for the payment thereof has been made), Administrative Agent may hold without interest any balance standing to Borrowers’ credit and Collateral Agent shall retain its security interest in and Lien on any and all Collateral held by Collateral Agent.

6.5 Financial Covenants.

(a) Excess Availability. Cause to be maintained at all times Excess Availability of not less than 10% of the Loan Cap.

(b) Fixed Charge Coverage Ratio. If average daily Excess Availability for any fiscal quarter of Borrowers is less than 20% of the Loan Cap, cause to be maintained as of the end of each subsequent fiscal quarter of Borrowers, a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0, measured on a rolling four (4) quarter basis. If this covenant applies, it shall remain in effect for at least two (2) fiscal quarters and until average daily Excess Availability for two (2) consecutive fiscal quarters is at least 20% of the Loan Cap. If this covenant applies and for as long as it is in effect, Borrowing Agent shall provide Administrative Agent calculations, supported by bank statements, of Borrowers’ average daily Unrestricted Cash for the last fiscal quarter of the immediately preceding fiscal year to facilitate Administrative Agent’s determination of the Fixed Charge Coverage Ratio.

(c) Unrestricted Cash. Cause to be maintained at all times average weekly Unrestricted Cash of not less than $20,000,000.

6.6 Insurance.

(a) (i) Keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s (but in any event in an aggregate amount for all Borrowers of not less than the total value of Borrowers’ landed and in- transit inventory) including business interruption insurance; (ii) maintain a bond or insurance coverage in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state, province, territory or jurisdiction in which such Borrower is engaged in business; (v) furnish Collateral Agent with (A) copies of all policies and evidence of the maintenance of such policies promptly upon the renewal thereof, which may be prior to or after the applicable expiration date, provided that there shall be no lapse in the coverage under such policies at any time, and (B) appropriate loss payable endorsements in form and substance satisfactory to Collateral Agent, naming Collateral Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Collateral Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Collateral Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Collateral Agent and the applicable Borrower to make payment for such loss to Collateral Agent and not to such Borrower and Collateral Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Collateral Agent jointly, Collateral Agent may endorse such Borrower’s name thereon and do such other things as Collateral Agent may deem advisable to reduce the same to cash.

(b) Each Borrower shall take all actions required under the Flood Laws and/or requested by Collateral Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Collateral Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Collateral Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c) Collateral Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above. All loss recoveries received by Collateral Agent under any such insurance may be applied to the Obligations, in such order as Collateral Agent in its sole discretion shall determine. Any surplus shall be paid by Collateral Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Collateral Agent, on demand. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Collateral Agent, if Collateral Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, which payments shall be charged to Borrowers’ Account and constitute part of the obligations.

6.7 Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8 Environmental Matters.

(a) Ensure that the Real Property are in compliance and remain in compliance in each case in all material respects with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance in all material respects with Environmental Laws.

(b) Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals. All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c) Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, Collateral Agent on behalf of the Lenders may, but without the obligation to do so, for the sole purpose of protecting Collateral Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Collateral Agent (or such third parties as directed by Collateral Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Collateral Agent (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Collateral Agent, any Lender and any Borrower.

(d) Promptly upon the written request of Collateral Agent from time to time, Borrowers shall provide Collateral Agent, at Borrowers’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Collateral Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Collateral Agent. If such estimates, individually or in the aggregate, exceed $100,000, Collateral Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Collateral Agent to secure payment of these costs and expenses.

6.9 Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10 Federal Securities Laws. Promptly notify Administrative Agent in writing if any Borrower or any Subsidiary of any Borrower (i) is required to file periodic reports under the Exchange Act or any Canadian Securities Laws, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act or any Canadian Securities Laws.

6.11 Execution of Supplemental Instruments. Execute and deliver to Collateral Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Collateral Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.12 Deposit Accounts. Cause Newegg Biz to maintain an operating deposit account with East West. The total month-end balance in such operating deposit account, together with the total month-end balances in all other money market and savings accounts with East West, shall be no less than 50% of Borrowers’ total domestic month-end cash balances.

6.13 Government Receivables. Take all steps necessary to protect Collateral Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code, the PPSA, and all other applicable federal, state, provincial, territorial or local statutes or ordinances and deliver to Collateral Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Borrower and the United States, Canada any state, province or territory, or any department, agency or instrumentality of any of them.

6.14 Membership / Partnership Interests. Designate and shall cause all of their Subsidiaries to designate (a) their limited liability company membership interests or partnership interests as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and Section 8-103 of Article 8 of the Uniform Commercial Code, and (b) certificate such limited liability company membership interests and partnership interests, as applicable.

6.15 Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, each Borrower hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.15 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.16 Credit Card Processing Agreements. Within thirty (30) days after the Closing Date, Borrowers shall cause each credit card processor of any Borrower to enter into a satisfactory tri-party agreement with Borrowing Agent and Collateral Agent.

6.17 Control Agreements. Within thirty (30) days after the Closing Date, Borrowers shall cause each depository institution in the United States or Canada at which any Borrower maintains any material deposit account to enter into a deposit account control agreement with Collateral Agent, each in form and substance satisfactory to Collateral Agent, with respect to such Depository Accounts or deposit account.

6.18 Lien Waiver Agreements. Within thirty (30) days after the Closing Date, Borrowers shall deliver to Collateral Agent Lien Waiver Agreements for all locations or places at which Inventory, Equipment and books and records are located or Administrative Agent shall have established a satisfactory reserve against the Borrowing Base for any such location or place for which Collateral Agent has not received a Lien Waiver Agreement;

6.19 Legal Opinions. Within fifteen (15) days after the Closing Date, Borrowers shall deliver to Administrative Agent one or more executed legal opinions of counsel to the Borrowers and Guarantors in form and substance satisfactory to Administrative Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Administrative Agent may reasonably require, and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Administrative Agent and Lenders.

6.20 Canadian Pension Plan Compliance. Comply with the requirements of each Canadian Pension Plan and all Applicable Law relating to any Canadian Plan.

6.21 Know your Customer. Borrowing Agent, for itself and the other Borrowers, shall provide to the Agents: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agents; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Agents, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) promptly following any request therefor, Borrowers shall provide such other information and documentation as may reasonably be requested by the Agents from time to time for purposes of compliance by the Lenders with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by any of the Agents and/or any Lender to comply therewith.

VII. NEGATIVE COVENANTS.

No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement, except with the prior written consent of the Lenders:

7.1 Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or, except for (i) Permitted Investments, (ii) any merger, consolidation or other reorganization with respect to any Borrower that is not a Significant Borrower, and (iii) except pursuant to a Permitted Acquisition, acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except any Borrower may merge, consolidate or reorganize with another Borrower, Guarantor or Affiliate, or acquire the assets or Equity Interests of another Borrower, Guarantor or Affiliate, so long as such Borrower is the surviving entity and provides Administrative Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization.

(b) Sell, lease, transfer or otherwise dispose of any of its material properties or assets, except (i) (a) the sale of Inventory in the Ordinary Course of Business and (b) the disposition or transfer of obsolete and worn-out equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $2,000,000 and only to the extent that (x) the proceeds of any such disposition are used to acquire replacement equipment which is subject to Collateral Agent’s first priority security interest or (y) the proceeds of which are remitted to Collateral Agent to be applied pursuant to Section 2.20, (ii) any other sales or dispositions expressly permitted by this Agreement, and (iii) the sale or all or any portion of the assets of a Borrower that is not a Significant Borrower.

7.2 Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances. For the avoidance of doubt, no Borrower may create or suffer to exist any Lien on any portion of its Intellectual Property.

7.3 Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of $2,000,000, (c) guarantees by one or more Borrower(s) of the Indebtedness or obligations of any other Borrower(s) or Guarantor(s) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement and (d) the endorsement of checks in the Ordinary Course of Business.

7.4 Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than: (a) Permitted Investments in an aggregate amount during the term of this Agreement not to exceed $30,000,000; and (b) investments in the Equity Interests of Foreign Subsidiaries of Borrowers in an aggregate amount in any fiscal year not to exceed $15,000,000, provided that (i) at the time of any Investment under clause (a) or (b) above and after giving effect thereto Excess Availability is at least 20% of the Loan Cap and (ii) so long as Borrowers satisfy the Transaction Conditions, if Borrowers make investments of the type described in clause (a) or (b) above with Net Equity Proceeds, such investments shall not count toward the dollar limits set forth in such clauses to the extent they are made with Net Equity Proceeds.

7.5 Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate other than Permitted Loans.

7.6 Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year of Borrowers in an aggregate amount for all Borrowers in excess of $10,000,000, provided that so long as the Transaction Conditions are satisfied, if Borrowers make Capital Expenditures with Net Equity Proceeds, such Capital Expenditures shall not count toward the foregoing annual dollar limit on Capital Expenditures to the extent they are made with Net Equity Proceeds.

7.7 Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower other than: (i) cash dividends in an aggregate amount not to exceed $10,000,000 in any fiscal year, provided that (a) at the time of such dividend and after giving effect thereto, no Event of Default shall have occurred and be continuing and (b) after giving effect to any such dividend Excess Availability is greater than 20% of the Loan Cap; and (ii) Permitted Share Repurchases.

7.8 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9 Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Borrowers and Guarantors which are not expressly prohibited by the terms of this Agreement, (ii) payment by Borrowers of dividends and distributions permitted under Section 7.7 hereof, (iii) transactions disclosed to Administrative Agent in writing, (iv) transactions that are similar to transactions that Borrowers have heretofore engaged in with such Affiliates, (v) transactions in the Ordinary Course of Business, and (vi) transactions which are on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.11 Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property for all Borrowers in the aggregate would exceed the following applicable amount for the indicated fiscal year of Borrowers: (a) $14,000,000 for fiscal year 2018; (b) $25,000,000 for fiscal year 2019; (c) $32,000,000 for fiscal year 2020; and (d) $34,000,000 for fiscal year 2021.

7.12 Subsidiaries. Form any Subsidiary unless such Subsidiary (i) is not a Foreign Subsidiary, (ii) at Administrative Agent’s discretion, (x) expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder, under the Notes, and under any other agreement between any Borrower and Lenders, or (y) becomes a Guarantor with respect to the Obligations and executes the Guarantor Security Agreement in favor of Collateral Agent, and (iii) Administrative Agent shall have received all documents, including without limitation, legal opinions and appraisals it may reasonably require to establish compliance with each of the foregoing conditions in connection therewith.

7.13 Fiscal Year and Accounting Changes. Change its fiscal year from December 31st or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14 Pledge of Credit. Pledge any Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business operations as conducted on the Closing Date.

7.15 Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or in the case of any Canadian Loan Party (x) change its chief executive office location or (y) have any tangible personal property located in any province or territory in Canada in which tangible personal property of such Canadian Loan Party was not located or disclosed in the Perfection Certificate(s) applicable to such Canadian Loan Party delivered to the Lenders on or prior to the date of the Agreement or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Collateral Agent, (y) having received from Collateral Agent confirmation that Collateral Agent has taken all steps necessary for Collateral Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Borrower and in the Equity Interests of such Borrower and (z) in any case under clause (iv), having received the prior written consent of Collateral Agent and Required Lenders to such amendment, modification or waiver.

7.16 Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan (including, for certainty, any Foreign Plan), other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Administrative Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17 Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower.

7.18 Double Negative Pledge on IP. Except pursuant to this Agreement and the Other Documents, no Borrower shall enter into any agreement, document or instrument that limits the ability of any Borrower or Guarantor to create, incur or suffer to exist any Lien on its Intellectual Property other than in favor of Collateral Agent.

VIII. CONDITIONS PRECEDENT.

8.1 Conditions to Initial Advances. The agreement of the Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Administrative Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) This Agreement. Administrative Agent shall have received this Agreement duly executed and delivered by an authorized officer of each Borrower, each Lender and each Agent;

(b) Notes. Administrative Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(c) Other Documents. Administrative Agent shall have received each of the executed Other Documents, as applicable, and for certainty one or more Perfection Certificates with applicable information for each Covered Entity;

(d) Financial Condition Certificates. Administrative Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(d).

(e) Closing Certificate. Administrative Agent shall have received a closing certificate signed by the Chief Financial Officer, Treasurer or other responsible officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

(f) Borrowing Base. Administrative Agent and Collateral Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(g) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code or PPSA financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Collateral Agent to be filed, registered or recorded in order to create, in favor of Collateral Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Collateral Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(h) [Reserved.];

(i) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers. Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower in form and substance satisfactory to Administrative Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Administrative Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances, Swing Loans, and requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(j) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Guarantors. Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Guarantor in form and substance satisfactory to Administrative Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Administrative Agent, of the board of directors (or other equivalent governing body, member or partner) of each Guarantor authorizing (x) the execution, delivery and performance of such Guarantor’s Guaranty and each Other Loan Document to which such Guarantor is a party and (y) the granting by such Guarantor of the security interests in and liens upon the Collateral to secure its obligations under its Guaranty (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Guarantor authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Guarantor as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Guarantor in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Guarantor’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(k) [Reserved.];

(l) No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Administrative Agent, is deemed material or (B) which could, in the reasonable opinion of Administrative Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(m) Collateral Examination. Collateral Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Collateral Agent, of the Receivables, Inventory, General Intangibles, and equipment of each Borrower and all books and records in connection therewith;

(n) Background Searches. Administrative Agent shall have completed background searches on such members of Borrowing Agent’s management team as Administrative Agent shall require, the results of which shall be satisfactory to Administrative Agent in its Permitted Discretion.

(o) Fees. Administrative Agent shall have received all fees payable to the Agents and the Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letters;

(p) Financial Statements. Administrative Agent shall have received internally prepared financial statements for Borrowers as of a date not earlier than March 31, 2018;

(q) Insurance. Administrative Agent shall have received in form and substance satisfactory to Administrative Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Borrowers’ insurance broker containing such information regarding Borrowers’ casualty and liability insurance policies as Administrative Agent shall request and naming Collateral Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by Borrowers’ insurer naming Collateral Agent as lenders loss payee and mortgagee, as applicable;

(r) Payment Instructions. Administrative Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(s) Consents. Administrative Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and Collateral Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral as Collateral Agent and its counsel shall deem necessary;

(t) No Adverse Material Change. Since December 31, 2017, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect;

(u) Contract Review. Administrative Agent shall have received and reviewed all Material Contracts of Borrowers including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to each Agent;

(v) Compliance with Laws. Administrative Agent shall be reasonably satisfied that each Borrower is in material compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws;

(w) Certificate of Beneficial Ownership. The Agents shall have received, in form and substance acceptable to the Agents, an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(x) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to each Agent and its counsel.

8.2 Conditions to Each Advance. The agreement of the Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Administrative Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement; and

(d) None of the Agent or the Lenders shall have received any order or demand in respect to Newegg Canada under Section 224(1) of the Income Tax Act (Canada) or any replacement for such section of such legislation.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWERS.

Each Borrower shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1 Disclosure of Material Matters. Immediately upon learning thereof, report to Collateral Agent (a) all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or (b) the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor, which in each case of (a) or (b) above would be reasonably expected to have a Material Adverse Effect.

9.2 Schedules. Deliver to Collateral Agent on or before the twentieth (20th) day of each month as and for the prior month (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports and (d) a Borrowing Base Certificate in form and substance satisfactory to Collateral Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Collateral Agent or restrictive of Collateral Agent’s rights under this Agreement), provided that if average daily Excess Availability for any fiscal quarter is less than 20% of the Loan Cap, Borrowing Agent at all times thereafter shall deliver Borrowing Base Certificates to Collateral Agent bi-weekly, within 7 days after period end. In addition, each Borrower will deliver to Collateral Agent: (A) weekly, no later than the third (3rd) Business Day of each week, a cash report on Collateral Agent’s standard form; (B) immediate notice if the aggregate amount of Excess Cash is less than the aggregate amount of Excess Cash reported on the most recent Borrowing Base Certificate delivered by Borrowing Agent to Collateral Agent; and (C) at such intervals as Collateral Agent may require in its Permitted Discretion: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Collateral Agent may require in its Permitted Discretion, including trial balances and test verifications. Collateral Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Collateral Agent in its Permitted Discretion and executed by each Borrower and delivered to Collateral Agent from time to time solely for Collateral Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Collateral Agent shall not affect, terminate, modify or otherwise limit Collateral Agent’s Lien with respect to the Collateral.

9.3 Environmental Reports.

(a) Furnish Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of Borrowing Agent stating, to the best of his knowledge, that each Borrower is in compliance in all material respects with all applicable Environmental Laws. To the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

(b) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Collateral Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Collateral Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Collateral Agent or any Lender with respect thereto.

(c) Borrowing Agent shall promptly forward to Collateral Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Borrower to manage of Hazardous Materials and shall continue to forward copies of correspondence between any Borrower and the Governmental Body regarding such claims to Collateral Agent until the claim is settled. Borrowing Agent shall promptly forward to Collateral Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Collateral Agent to protect Collateral Agent’s security interest in and Lien on the Collateral.

9.4 Litigation. Promptly notify Administrative Agent in writing of (a) any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and (b) of any litigation, suit or administrative proceeding, which in any such case affects the Collateral, which in each case of (a) or (b) could reasonably be expected to have a Material Adverse Effect.

9.5 Material Occurrences. Immediately notify Administrative Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Administrative Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6 Government Receivables. Notify Collateral Agent immediately if any of its Receivables arise out of contracts between any Borrower and the United States or any state thereof, or Canada or any province or territory thereof, and in each such case, any department, agency or instrumentality of any of them.

9.7 Annual Financial Statements. Furnish Administrative Agent within one hundred fifty (150) days after the end of each fiscal year of Borrowers, financial statements of Borrowers on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Administrative Agent (the “Accountants”). In addition, the reports shall be accompanied by a Compliance Certificate, which shall contain or have appended thereto calculations which set forth Borrowers’ compliance with the requirements imposed by Sections 6.5 and 7.11 hereof.

9.8 Quarterly Financial Statements. Furnish Administrative Agent within 30 days after the end of each fiscal quarter, an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrower on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.

9.9 Compliance with Canadian Pension Plans; Employee Benefit Plans. (i) Fail to make full payment when due of all amounts which, under the provisions of any Canadian Plans and requirements of Applicable Law, any of the Canadian Loan Parties is required to pay as contributions thereto; (ii) create or become obligated under any Registered Pension Plan; (iii) contribute to or assume an obligation to contribute to any Multi-Employer Pension Plan, (iv) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any Registered Pension Plan having a Defined Benefit provision.

9.10 [Reserved].

9.11 Additional Information. Furnish each Agent with such additional information as such Agent shall reasonably request in order to enable such Agent to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with by Borrowers including, without the necessity of any request by such Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12 Projected Operating Budget. Furnish Administrative Agent, no later than forty- five (45) days after the beginning of each Borrower’s fiscal years commencing with fiscal year 2014, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13 Variances From Operating Budget. Furnish Administrative Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 and at least the consolidated quarterly financial statements referred to in Section 9.8, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14 Notice of Suits, Adverse Events. Furnish Administrative Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.

9.15 ERISA Notices and Requests. Furnish Administrative Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16 Additional Documents. Execute and deliver to each Agent, upon request, such documents and agreements as such Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17 Updates to Certain Schedules. Deliver to Collateral Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4 (Locations of equipment and Inventory), 5.9 (Intellectual Property), 5.24 (Equity Interests), 5.25 (Commercial Tort Claims), and 5.26 (Letter-of-Credit Rights); provided, that absent the occurrence and continuance of any Event of Default, Borrowers shall only be required to provide such updates on a monthly basis in connection with delivery of a Compliance Certificate with respect to the applicable month. Any such updated Schedules delivered by Borrowers to Collateral Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Collateral Agent and attached to and made part of this Agreement.

9.18 Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to the Administrative Agent copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Administrative Agent any information such accountants may have concerning such Borrower’s financial status and business operations. Each Borrower hereby authorizes all Governmental Bodies to furnish to Administrative Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, notwithstanding anything in the foregoing to the contrary, Administrative Agent will attempt to obtain such information or materials directly from such Borrower, and provide such Borrower a reasonable time to provide such information, prior to obtaining such information or materials from such accountants or Governmental Bodies.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 Nonpayment. Failure by any Borrower to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

10.2 Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3 Financial Information. Failure by any Borrower to (i) furnish financial information when due or promptly when requested (provided that any failure by Borrowers to deliver the weekly cash reports required by Section 9.2 shall not constitute an Event of Default unless Borrowers fail to deliver such reports for two (2) consecutive weeks) or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4 Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any material portion of any Borrower’s Inventory or Receivables or (b) against a material portion of any Borrower’s other property which is not stayed or lifted within thirty (30) days;

10.5 Noncompliance. Except as otherwise provided for in Sections 10.1 and 10.3, (i) failure or neglect of any Borrower or any Guarantor to perform, keep or observe any negative covenant contained in Article VII or any term, provision, condition or covenant contained in Section 9.1, 9.3 or 9.5, (ii) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Section 9.2, provided that on no more than three (3) occasions in any year during the Term of this Agreement, Borrowers may cure a breach of Section 9.2 within ten (10) days after its occurrence (such grace period to be applicable only in the event that such failure or neglect can be remedied by corrective action), or (iii) failure or neglect of any Borrower to perform, keep or observe any other term, provision, condition or covenant, contained in this Agreement or any Other Document, which failure or neglect is not cured within thirty (30) days after any officer of any Borrower or Guarantor becomes aware of the occurrence thereof (such grace period to be applicable only in the event that such failure or neglect can be remedied by corrective action);

10.6 Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $1,000,000 or against all Borrowers or Guarantors for an aggregate amount in excess of $2,500,000 and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower or any Guarantor to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower or any Guarantor shall be senior to any Liens in favor of Collateral Agent on such assets or properties;

10.7 Bankruptcy. Any Borrower, any Guarantor, any Subsidiary or Affiliate of any Borrower, except, for the avoidance of doubt, any Chang Entity that does not have any outstanding Indebtedness to any Lender, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, interim receiver, receiver and manager, custodian, trustee, liquidator or similar fiduciary or administrator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.8 Material Adverse Effect. The occurrence of any event or development which could reasonably be expected to have a Material Adverse Effect;

10.9 Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory);

10.10 Reserved.

10.11 Cross Default. Either (x) any specified “event of default” under any Indebtedness (other than the Obligations) of any Borrower with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $1,000,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Borrower to accelerate such Indebtedness (and/or the obligations of Borrower thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (y) a default of the obligations of any Borrower under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect;

10.12 [Reserved].

10.13 Change of Control. Any Change of Control shall occur;

10.14 Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to any Agent or any Lender or any Borrower challenges the validity of or its liability under this Agreement or any Other Document;

10.15 Seizures. Any (a) portion of the Collateral shall be seized, subject to garnishment or taken by a Governmental Body, or any Borrower or any Guarantor, or (b) the title and rights of any Borrower or any Guarantor which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Collateral Agent, in its Permitted Discretion, upon final determination, result in impairment or loss of the Collateral provided by this Agreement or the Other Documents;

10.16 Operations. The operations of any Borrower’s or any Guarantor’s manufacturing facility are interrupted (other than in connection with any regularly scheduled shutdown for employee vacations and/or maintenance in the Ordinary Course of Business) at any time for more than ten (10) consecutive Business Days, unless such Borrower or Guarantor shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Borrower or Guarantor shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

10.17 Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of any Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of any Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event, or any Borrower’s failure to immediately report a Termination Event in accordance with Section 9.15 hereof.

10.18 Reportable Compliance Event. The occurrence of any Reportable Compliance Event, or any Borrower’s failure to immediately report a Reportable Compliance Event in accordance with Section 16.18 hereof.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1 Rights and Remedies.

(a) Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations shall be immediately due and payable and this Agreement and the obligation of the Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the direction of Required Lenders (or without direction of Required Lenders if necessary for Collateral Agent to pursue pre- judgment or provisional remedies) all Obligations shall be immediately due and payable and Administrative Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of the Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Sections 10.7(vii) hereof, the obligation of the Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, at the direction of Required Lenders (or without direction of the Required Lenders if necessary for Collateral Agent to pursue pre- judgment or provisional remedies), Collateral Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code or PPSA, as applicable, and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Collateral Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Collateral Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Collateral Agent may deem advisable and Collateral Agent may require Borrowers to make the Collateral available to Collateral Agent at a convenient place. With or without having the Collateral at the time or place of sale, Collateral Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Collateral Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Collateral Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Collateral Agent or any Lender may bid (including credit bid) for and become the purchaser, and Collateral Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Collateral Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Collateral Agent is granted permission to use all of each Borrower’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Collateral Agent and the Lenders therefor.

(b) To the extent that Applicable Law imposes duties on Collateral Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Collateral Agent: (i) to fail to incur expenses reasonably deemed significant by Collateral Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to Collateral Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Collateral Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Collateral Agent would not be commercially unreasonable in Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Collateral Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c) Collateral Agent may appoint, remove or reappoint by instrument in writing, any Person or Person, whether an office or officer or an employee or employees of any such Borrower or not, to be interim receiver, receiver or receivers (hereinafter called a “Receiver” which term when used herein shall include a receiver and manager) of such Collateral (including an interest, income or profits therefrom). Any such Receiver shall to the extent permitted by applicable law, be deemed the agent of such Borrower and not of Collateral Agent, and Collateral Agent shall not be in any way responsible for any misconduct or negligence on the part of any such Receiver or its servants, agents or employees. Subject to the provisions of the instrument appointing it, any such Receiver shall (i) have such powers as have been granted to Collateral Agent under this Section 11.1 and (ii) shall be entitled to exercise such powers at any time that such powers would otherwise be exerciseable by Collateral Agent under this Section 11.1. Except as may be otherwise directed by Collateral Agent, all money received from time to time by such Receiver in carrying out their appointment shall be received in trust for and be paid over to Collateral Agent and any surplus shall be applied in accordance with applicable law. Every such Receiver may, in the discretion of Collateral Agent be vested with, in addition to the rights set out herein, all or any of the rights and powers of Collateral Agent described in the PPSA, the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or the Bankruptcy and Insolvency Act (Canada).

11.2 Collateral Agent’s Discretion. Collateral Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Collateral Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Collateral Agent’s or Lenders’ rights hereunder as against Borrowers or each other.

11.3 Setoff. Subject to Section 14.13, in addition to any other rights which any Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, such Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by such Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to such Agent and such Lender with respect to any deposits held by such Agent or such Lender.

11.4 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5 Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Collateral Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Collateral Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agents in connection with enforcing their rights and the rights of the Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Administrative Agent or Collateral Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to any Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to the Lenders pursuant to the terms of this Agreement or any Other Document;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities and the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof) or any Other Document.

EIGHTH, to all other Obligations arising under this Agreement or any Other Document which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;

NINTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “EIGHTH”; and

TENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH,” “SEVENTH,” “EIGHTH” and “NINTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Administrative Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH” and “NINTH” above in the manner provided in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2 Delay. No delay or omission on any Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, each Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until July 27, 2021 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days prior written notice to Administrative Agent upon payment in full of the Obligations, provided that if Borrowers terminate this Agreement prior to the first anniversary of the Closing Date, Borrowers shall also pay to Administrative Agent, for the ratable benefit of the Lenders, on the termination date an early termination fee equal to 0.50% of the then applicable Maximum Revolving Advance Amount.

13.2 Termination. The termination of the Agreement shall not affect any Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Collateral Agent and the Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished the Agents and the Lenders with an indemnification satisfactory to the Agents and the Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code or PPSA, as applicable, to demand the filing of termination statements or discharges with respect to the Collateral, and Collateral Agent shall not be required to send such termination statements or discharges to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV. REGARDING AGENTS.

14.1 Appointment. Each Lender hereby designates East West to act as Administrative Agent and PNC to act as Collateral Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Administrative Agent and Collateral Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of each such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Administrative Agent or Collateral Agent, as applicable, shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b), 3.3(a), 3.4 and the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of the Lenders. Each Agent perform any of its duties hereunder by or through their respective agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) no Agent shall be required to exercise any discretion or take any action, but each Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that no Agent shall be required to take any action which, in such Agent’s discretion, exposes such Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless such Agent is furnished with an indemnification reasonably satisfactory to such Agent with respect thereto.

14.2 Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Each Agent shall exercise such care on behalf of the Lenders as such Agent would exercise for similar loans in its own portfolio, provided that neither any Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Administrative Agent as respects the Advances to Borrowers and the duties of Collateral Agent as respects the Collateral shall be mechanical and administrative in nature; neither Administrative Agent nor Collateral Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent or Collateral Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3 Lack of Reliance on Agents. Independently and without reliance upon any Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Except for notices, reports and other documents expressly required to be furnished by any Agent to the Lenders, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof and any third party reports, appraisals, audits or examinations prepared in connection with the credit provided herein. No Agent shall be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Borrower, or the existence of any Event of Default or any Default.

14.4 Resignation of Agents; Successor Agents. Each Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor to such Agent reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any successor Agent shall succeed to the rights, powers and duties of such resigning Agent, and with respect to a successor Collateral Agent, shall succeed to all of the resigning Collateral Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Pledge Agreement and all account control agreements). The term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as such Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of a new Collateral Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from the former Collateral Agent to such new Collateral Agent and/or for the perfection of any Liens in the Collateral as held by such new Collateral Agent or it is otherwise not then possible for a new Collateral Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, the former Collateral Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of the new Collateral Agent until such time as the new Collateral Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that the resigning Collateral Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event a resigning Collateral Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5 Certain Rights of Agents. If any Agent shall request instructions from the Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from Required Lenders; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against any Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6 Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Each Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by such Agent with reasonable care.

14.7 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless such Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that any Agent receives such a notice, such Agent shall give notice thereof to Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

14.8 Indemnification. To the extent any Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify such Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9 Agents in their Individual Capacities. With respect to the obligation of any Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as an Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender. Any Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10 Delivery of Documents. To the extent any Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, such Agent will promptly furnish such documents and information to Lenders.

14.11 Borrowers’ Undertaking to Agents. Without prejudice to their respective obligations to the Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with each Agent to pay to such Agent from time to time on demand all amounts from time to time due and payable by it for the account of the Agents or the Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of the Lenders or the relevant one or more of them pursuant to this Agreement.

14.12 No Reliance on Agents’ Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13 ERISA.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Revolving Advances or the Revolving Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Advances, its Revolving Commitment and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Revolving Advances, its Revolving Commitment and this Agreement, (C) the entrance into, participation in, administration of and performance of the Revolving Advances, its Revolving Commitment and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Advances, its Revolving Commitment and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers, that:

(i) neither Administrative Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Revolving Advances, its Revolving Commitment and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Revolving Advances, its Revolving Commitment and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Revolving Advances, its Revolving Commitment and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Revolving Advances, its Revolving Commitment and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to Administrative Agent or any its Affiliates for investment advice (as opposed to other services) in connection with the Revolving Advances, the Revolving Commitments or this Agreement.

(c) Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Revolving Advances, the Revolving Commitments and this Agreement, (ii) may recognize a gain if it extended the Revolving Advances or the Revolving Commitments for an amount less than the amount being paid for an interest in the Revolving Advances or the Revolving Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

14.14 Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Administrative Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.

XV. BORROWING AGENCY.

15.1 Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Administrative Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither any Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce the Agents and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies each Agent and each Lender and holds each Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against any Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by any Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by any Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by any Agent or any Lender to any Borrower, failure of any Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of any Agent or any Lender to pursue or preserve its rights against any Borrower, the release by any Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by any Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2 Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI. MISCELLANEOUS.

16.1 Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at any Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of any Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against any Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2 Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, each Agent and each Lender and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, each Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) Required Lenders, the Agents with the consent in writing of Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Lenders, the Agents or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) increase the Revolving Commitment Percentage, or the maximum dollar amount of the Revolving Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Administrative Agent));

(iii) increase the Maximum Revolving Advance Amount without the consent of all Lenders;

(iv) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v) alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vi) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $250,000 without the consent of all Lenders;

(vii) change the rights and duties of any Agent without the consent of all Lenders and such Agent;

(viii) subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Borrowing Base for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Borrowing Base without the consent of all Lenders without the consent of all Lenders;

(ix) increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Lenders; or

(x) release any Guarantor or Borrower without the consent of all Lenders.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, the Lenders and the Agents and all future holders of the Obligations. In the case of any waiver, Borrowers, the Agents and the Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) In the event that Administrative Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Administrative Agent may, at its option, require such Lender to assign its interest in the Advances to Administrative Agent or to another Lender or to any other Person designated by Administrative Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Administrative Agent elects to require any Lender to assign its interest to Administrative Agent or to the Designated Lender, Administrative Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Administrative Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Administrative Agent or the Designated Lender, as appropriate, and Administrative Agent.

(e) Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Administrative Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed an amount equal to the sum of (A) the Borrowing Base minus (B) the amount of minimum Excess Availability required by Section 6.5(a) hereof at such time (such sum, the “Overadvance Threshold Amount”) by up to ten percent (10%) of the Overadvance Threshold Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Administrative Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Administrative Agent does permit Out-of-Formula Loans, no Agent or Lender shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Administrative Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Overadvance Threshold Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory,” as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Administrative Agent involuntarily permits the outstanding Revolving Advances to exceed the Overadvance Threshold Amount by more than ten percent (10%), Administrative Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Administrative Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Administrative Agent may elect in its discretion to fund such Out-of- Formula Loans and any such Out-of-Formula Loans so funded by Administrative Agent shall be deemed to be Revolving Advances made by and owing to Administrative Agent, and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f) In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Administrative Agent is hereby authorized by Borrowers and the Lenders, at any time in Administrative Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of the Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances to Borrowers on behalf of the Lenders which Administrative Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement (any such discretionary Revolving Advances pursuant to this Section 16.2(f), a “Protective Advance”). Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Administrative Agent therefor upon demand of Administrative Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Administrative Agent shall be deemed to be Revolving Advances made by and owing to Administrative Agent, and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3 Successors and Assigns; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of Borrowers, each Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Agent and each Lender.

(b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrower’s prior written consent, and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Any Lender, with the consent of Administrative Agent and Collateral Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, Administrative Agent and Collateral Agent and delivered to Administrative Agent for recording; provided that as long as it serves as Administrative Agent, East West will retain a Revolving Commitment of at least $25,000,000. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage, as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing; provided, however, that the consent of Borrowers, which shall be provided by Borrowing Agent on behalf of all Borrowers (such consent not to be unreasonably withheld or delayed), shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided further that Borrowers, shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received prior notice thereof.

(d) Any Lender, with the consent of each Agent, in each case which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Administrative Agent as appropriate and delivered to Administrative Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Administrative Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

(g) Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4 Application of Payments. Administrative Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or any Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by such Agent or Lender.

16.5 Indemnity. Each Borrower shall defend, protect, indemnify, pay and save harmless each Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Borrower’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of any Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not any Agent or any Lender is a party thereto, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such Claim or Claims (x) result from the gross negligence or willful misconduct of such Indemnified Party, or (y) result from a claim brought by a Borrower against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations under this Agreement or any Other Document. Without limiting the generality of any of the foregoing, each Borrower shall defend, protect, indemnify, pay and save harmless each Indemnified Party from any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of any Agent and the Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by the Agents, the Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse the Agents and the Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith.

16.6 Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to any Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrowers are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to Administrative Agent, and Administrative Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A) If to Administrative Agent or East West at:

East West Bank

2350 Mission College Boulevard, Suite 988

Santa Clara, CA 95054

Attention: Linda Lee

Telephone: (408) 330-2060

Facsimile: (408) 588-9684

E-mail: linda.lee@eastwestbank.com

with a copy to (which shall not constitute notice):

Buchalter, P.C.

1000 Wilshire Boulevard, Suite 1500

Los Angeles, California 90017

Attention: Anthony R. Callobre, Esq.

Telephone: (213) 891-5024

E-mail: acallobre@buchalter.com

(B) If to Collateral Agent or PNC at:

PNC Bank, National Association

350 S. Grand Avenue, Suite 3850

Los Angeles, CA 90071

Attention: Christopher S. Calice

Telephone: (626) 432-6130

E-mail: christopher.calice@pnc.com

(C) If to a Lender other than an Agent, as specified on the signature pages hereof

(D) If to Borrowing Agent or any Borrower:

Newegg Inc.

17560 Rowland Street

City of Industry, California 91748

Attention: Robert Chang, Vice President

and Acting Chief Financial Officer

Telephone: (626) 201-3628

Facsimile: (626) 271-9511

E-mail: robert.y.chang@newegg.com

with a copy to:

Sherrard, German & Kelly, P.C.

Two PNC Plaza, 28th Floor

620 Liberty Avenue

Pittsburgh, Pennsylvania 15222

Attention: Edward G. Rice, Esq.

Telephone: (412) 258-6723

Facsimile: (412) 261-6221

E-mail: egr@sgkpc.com

16.7 Survival. The obligations of Borrowers under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of the Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9 Expenses. Borrowers shall pay (i) all out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by any Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel for any Agent, any Lender or Issuer), and shall pay all fees and time charges for attorneys who may be employees of any Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of each Agent’s regular employees and agents engaged periodically to perform audits of any Borrower’s or any Borrower’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10 Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, each Agent, if such Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11 Consequential Damages. No Agent or Lender, nor any agent or attorney for any of them, shall be liable to any Borrower, or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12 Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15 Confidentiality; Sharing Information. Each Agent, each Lender and each Transferee shall hold all non-public information obtained by such Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with such Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, each Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to any Agent, any Lender or to any prospective Transferees, provided that such prospective Transferee is bound by a confidentiality or non-disclosure agreement no less restrictive than as set forth in this Section 16.15, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, each Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall any Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of any Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by any Agent in favor of any Borrower or any of any Borrower’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.16 Publicity. Each Borrower and each Lender hereby authorizes Administrative Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, the Agents and the Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Administrative Agent shall in its sole and absolute discretion deem appropriate.

16.17 Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) Each Lender that is subject to the USA PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses of Borrowers and other information that will allow such Lender or Agent, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act. Borrowers shall, promptly following a request by either Agent or any Lender, provide all documentation and other information that such Agent or Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act.

16.18 Anti-Money Laundering/International Trade Law Compliance. Each Borrower represents and warrants to Administrative Agent, as of the date of this Agreement, the date of each Advance, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Advances will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States or Canada, including but not limited to any Anti-Terrorism Laws. Borrowers covenant and agree that they shall immediately notify Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s principal office on the Business Day preceding the date on which final judgment is given. Each Borrower hereby agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent against, and to pay Administrative Agent on demand. Dollars in the amount equal to any difference between the sum originally due to Administrative Agent in Dollars and the amount of Dollars so purchased and transferred.

[Signature Pages Follow]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:

NEWEGG INC.,
a Delaware corporation

By:	/s/ YuehPai Chang
Name:	YuehPai Chang
Title:	Chief Financial Officer

NEWEGG NORTH AMERICA INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG.COM AMERICAS INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG CANADA INC.,
an Ontario corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG BUSINESS INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

Revolving Credit and Security Agreement

BORROWERS CONTINUED:

OZZO INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

MAGNELL ASSOCIATE, INC.,
a California corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

ROSEWILL INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG MARKETPLACE INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

Revolving Credit and Security Agreement

BORROWERS CONTINUED:

INOPC, INC.,
an Indiana corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

CAOPC, INC.,
a California corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NJOPC, INC.,
a New Jersey corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG LOGISTICS SERVICES INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

Revolving Credit and Security Agreement

EAST WEST BANK,
as Administrative Agent and a Lender

By:	/s/ Linda Lee
Linda Lee
First Vice President

2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054

Revolving Commitment Percentage:	40.0000000%
Revolving Commitment Amount:	$40,000,000

Revolving Credit and Security Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Collateral Agent and as a Lender

By:	/s/ Christopher S. Calice
Name:	Christopher S. Calice
Title:	First Vice President

350 S. Grand Avenue, Suite 3850
Los Angeles, CA 90071

Revolving Commitment Percentage:	40.0000000%
Revolving Commitment Amount:	$40,000,000

Revolving Credit and Security Agreement

PREFERRED BANK,
as a Lender

By:	/s/ Christina Ching
/s/ Christina Ching
Senior Vice President

601 S. Figueroa Street, 29th Floor
Los Angeles, CA 90071

Revolving Commitment Percentage:	20.0000000%
Revolving Commitment Amount:	$20,000,000

Revolving Credit and Security Agreement

Exhibit 1.2(a)

FORM OF COMPLIANCE CERTIFICATE

[Letterhead of Borrowing Agent]

COMPLIANCE CERTIFICATE _________________, 20__

EAST WEST BANK,

as Administrative Agent

2350 Mission College Boulevard, Suite 988
Santa Clara, CA 95054

Attention: Linda Lee

PNC BANK, NATIONAL ASSOCIATION,

as Collateral Agent

2 North Lake Avenue, Suite 440

Pasadena, CA 91101
Attention: Jeff Cristol

The undersigned, being the Chief Financial Officer of NEWEGG INC., a Delaware corporation (“Newegg”), in its capacity as Borrowing Agent, gives this certificate to EAST WEST BANK (“East West”), as administrative agent for the below-defined Lenders (East West in such capacity, the “Administrative Agent”), to PNC BANK, NATIONAL ASSOCIATION (“PNC”), as collateral agent for the below-defined Lenders (PNC in such capacity, the “Collateral Agent”) for the below-defined Lenders in accordance with the requirements of Section [9.7][9.8] ([Annual][Quarterly] Financial Statements) of that certain Revolving Credit and Security Agreement dated as of July , 2018, among Newegg, NEWEGG NORTH AMERICA INC., a Delaware corporation (“Newegg NorAm”), NEWEGG.COM AMERICAS INC., a Delaware corporation (“Newegg Americas”), NEWEGG CANADA INC., an Ontario corporation (“Newegg Canada”), NEWEGG BUSINESS INC., a Delaware corporation (“Newegg Biz”), OZZO INC., a Delaware corporation “Ozzo”), MAGNELL ASSOCIATE, INC., a California corporation (“Magnell”), ROSEWILL INC., a Delaware corporation (“Rosewill”), NEWEGG MARKETPLACE INC., a Delaware corporation (“Newegg Marketplace”), INOPC, INC., an Indiana Corporation (“INOPC”), CAOPC, INC., a California corporation (“CAOPC”), NJOPC, INC., a New Jersey corporation (“NJOPC”), and NEWEGG LOGISTICS SERVICES INC., a Delaware corporation (“Newegg Logistics”) (Newegg, Newegg NorAm, Newegg Americas, New Egg Canada, Newegg Biz, Ozzo, Magnell, Rosewill, Newegg Marketplace, INOPC, CAOPC, NJOPC, Newegg Logistics and each Person joined thereto as a borrower from time to time, jointly and severally, collectively, “Borrowers,” and each, a “Borrower”), the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and each individually a “Lender”), the Administrative Agent, the Collateral Agent, and East West as Sole Arranger, Book Runner and Syndication Agent (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Credit Agreement.

1.	Attached hereto as Schedule A [an unaudited balance sheet of Borrowers on a consolidated and consolidating basis, together with unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of fiscal year to the end of [indicate applicable quarter end date] and for the quarter ending - use this language for certificates delivered pursuant to Section 9.8] [are the audited financial statements of Borrowers on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of fiscal year _ to the end of such fiscal year and the balance sheet as at the end of such fiscal year, along with the report on such audited financial statements without qualification by the Accountants [use this language for certificates delivered pursuant to Section 9.7] (the “Financial Statements”).

2.	Attached hereto as Schedule B is a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.[1]

3.	Excess Availability is not less than 10% of the Loan Cap.

4.	[Based upon my review of the Financial Statements, I hereby certify that the Fixed Charge Coverage Ratio is 1.10:1.00, measured on a rolling four (4) quarter basis the calculation of which is set forth on Schedule B hereto.][2]

5.	Since the date of the last Compliance Certificate, Borrowers have maintained average weekly Unrestricted Cash of at least $20,000,000.

6.	The Loan Parties are in compliance with Sections 7.6 (Capital Expenditures) and 7.11 (Leases) of the Credit Agreement.

7.	No Default exists on the date hereof, other than: __________________________ [if none, so state].

[1]	Pursuant to Section 9.13 of the Credit Agreement, Schedule B is to be furnished concurrently with the delivery of the financial statements referred to in Section 9.7 of the Credit Agreement and at least the consolidated quarterly financial statements referred to in Section 9.8of the Credit Agreement.
[2]	Required if average daily Excess Availability for any fiscal quarter of Borrowers is less than 30% of the Loan Cap. If this covenant applies, it shall remain in effect for at least two (2) fiscal quarters and until average daily Excess Availability for two (2) consecutive fiscal quarters is at least 20% of the Loan Cap. If this covenant applies and for as long as it is in effect, Borrowing Agent shall provide Administrative Agent calculations, supported by bank statements, of Borrowers’ average daily Unrestricted Cash for the last fiscal quarter of the immediately preceding fiscal year to facilitate Administrative Agent’s determination of the Fixed Charge Coverage Ratio.

2

8.	As of the date hereof, the Loan Parties are current in payment of all accrued rent, warehouse fees, and other charges to Persons who own or lease any premises where any of the Collateral is located, and, to the best of my knowledge, there are no pending disputes or claims regarding any Loan Party’s failure to pay or delay in payment of any such rent or other charges.

9.	Additionally, as of the date hereof, as required by Section 9.3 of the Credit Agreement, to the best of my knowledge, each Borrower is in compliance in all material respects with all applicable Environmental Laws, other than: ____________ [if none, so state; otherwise set forth with specificity all areas of non-compliance and the proposed action that the applicable Borrower(s) will implement in order to achieve full compliance].

10.	The Financial Statements [insert for Annual Financial Statements: have been prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by the Accountants] [insert Quarterly Financial Statements: have been prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year- end adjustments that individually and in the aggregate are not material to Borrowers’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.]

11.	In accordance with Section 9.17 of the Credit Agreement, attached are the following updated Schedules: ________________________.

[Signature Page Follows]

3

BORROWING AGENT:

NEWEGG INC.,
a Delaware corporation

By:
Name:
Title:

[Compliance Certificate]

Schedule A

Financial Statements

See attached.

[Schedule A to Compliance Certificate]

Schedule B

Variance Report

[Schedule B to Compliance Certificate]

Schedule C

Fixed Charge Coverage Ratio Calculations

[Schedule C to Compliance Certificate]

Covenant Checklist

REPORTING COVENANTS	REQUIRED	COMPLIANCE
Annual CPA Audited F/S	Within 150 days of fiscal year end	MET/NOT MET
Quarterly Consolidating and Consolidated F/S	Within 30 days of quarter end	MET/NOT MET
Compliance Certificate	With each annual and quarterly F/S	MET/NOT MET
Borrowing Base Certificate***	Within 20 days of month end	MET/NOT MET
A/R and A/P aging report	Within 20 days of month end	MET/NOT MET
Cash reports	By 3rd Business Day of each week	MET/NOT MET
Inventory aging report/sell through report	Within 20 days of month end	MET/NOT MET
Annual Board Approved Financial Projection	Within 45 days of fiscal year end	MET/NOT MET

***	When the Excess Availability is lower than 20%, Borrowers are to submit bi-weekly Borrowing Base Certificate, AR aging report, AP aging report, and inventory aging report by the following deadline:
o	On the 20th of each month, Borrowers are to submit BBC along with aging reports as of the previous month-end
o	On the 30th /31st of each month, Borrowers are to submit BBC along with aging reports as of mid-month

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIANCE
Excess Availability at all times.	> or = 10% of the loan cap	________	MET/NOT MET

Excess Availability shall mean an amount equal to (i) the Loan Cap minus (ii) the amount of loans and issued Letters of Credit outstanding under the Revolving Credit Facility.

Loan Cap is the lesser of (a) $100,000,000, or (b) the Borrowing Base availability.

If Excess Availability at any time is less than the requirement, an Event of Default has occurred and Cash Dominion Event shall be deemed continuing (i) so long as the Event of Default giving rise to such Cash Dominion Event is continuing, and/or (ii) if the Cash Dominion Event arises as a result of Borrower’s failure to achieve Excess Availability requirement, until Excess Availability has exceeded the Loan Cap for ninety (90) consecutive days; provided, that a Cash Dominion Event of the type described in clause (ii) above may not be cured on more than two (2) occasions.

Quarterly Minimum Fixed Charge Coverage Ratio (FCCR)	1.10.:1.00	________	MET/NOT MET

FCCR is measured only when Excess Availability is 20% or lower*.

FCCR definition: the sum of (Consolidated EBITDA + Average Daily Unrestricted Cash in excess of $50 mil for the last quarter - Unfunded CAPEX - distributions and dividends - cash taxes) divided by all Debt Payments made during such period.

Note*: If average daily Excess Availability for any fiscal quarter of Borrowers is less than 20% of the Loan Cap, Borrower shall maintain FCCR of not less than 1.1x measured on a rolling four (4) quarter basis. FCCR should be measured for at least two (2) fiscal quarters and until average daily Excess Availability for two (2) consecutive fiscal quarters is at least 20% of the Loan Cap.

Average Weekly Unrestricted Cash at all times	$20,000,000	________	MET/NOT MET

OTHERS:

1) Borrowers shall maintain operation banking relationship with the Agent; month-end balance with the Agent shall be no less than 50% of total domestic month-end cash balance.

YES/NO

2) Through loan maturity, Lenders are to conduct collateral audit examination and inventory appraisal once in each fiscal year (or twice each fiscal year, if Excess Availability is less than or equal to 50% of the Loan Cap), at Borrowers’ expense.

YES/NO

3) Aggregate insurance with coverage on inventories shall be no less than total inventory value in possession and in transit with the Agent as Lender Loss Payee.

YES/NO

4) Caps:

YES/NO

●	Annual Maximum CAPEX:
$10 million	Actual Amount ________

Covenant Checklist

1

●	Annual Maximum Investment:

(a)	Permitted Investments shall not exceed $30 mil in aggregate during the Terms of the Credit Agreement;

Actual Amount ________

(b)	Investments in the Equity Interests of Foreign Subsidiaries of Borrowers in an aggregate amount in any fiscal year not to exceed $15 mil provided that at the time of any Investment under clause (a) or (b) above and after giving effect thereto Excess Availability is at least 20% of the Loan Cap.

Actual Amount ________

Annual Maximum Dividends

●	cash dividends in an aggregate amount not to exceed $10,000,000 in any fiscal year, provided that after giving effect to any such dividend Excess Availability is greater than 20% of the Loan Cap.

Actual Amount ________

●	Annual Maximum Leases

(rental payments)

●	$14	mil for 2018, $25 mil for 2019, $32 mil for 2020, $34 mil for 2021 and thereafter.

Covenant Checklist

2

Exhibit 2.1(a)

Form of

REVOLVING CREDIT NOTE

$[__________________]	July 27, 2018

This Revolving Credit Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement dated as of July , 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among NEWEGG INC., a Delaware corporation (“Newegg”), NEWEGG NORTH AMERICA INC., a Delaware corporation (“Newegg NorAm”), NEWEGG.COM AMERICAS INC., a Delaware corporation (“Newegg Americas”), NEWEGG CANADA INC., an Ontario corporation (“Newegg Canada”), NEWEGG BUSINESS INC., a Delaware corporation (“Newegg Biz”), OZZO INC., a Delaware corporation “Ozzo”), MAGNELL ASSOCIATE, INC., a California corporation (“Magnell”), ROSEWILL INC., a Delaware corporation (“Rosewill”), NEWEGG MARKETPLACE INC., a Delaware corporation (“Newegg Marketplace”), INOPC, INC., an Indiana corporation (“INOPC”), CAOPC, INC., a California corporation (“CAOPC”), NJOPC, INC., a New Jersey corporation (“NJOPC”), and NEWEGG LOGISTICS SERVICES INC., a Delaware corporation (“Newegg Logistics”) (Newegg, Newegg NorAm, Newegg Americas, Newegg Canada, Newegg Biz, Ozzo, Magnell, Rosewill, Newegg Marketplace, INOPC, CAOPC, NJOPC, Newegg Logistics and each Person joined thereto as a borrower from time to time, jointly and severally, collectively, “Borrowers,” and each, a “Borrower”) the financial institutions named therein or which hereafter become a party thereto, (the “Lenders”), EAST WEST BANK as Administrative Agent, Sole Arranger, Book Runner and Syndication Agent, and PNC BANK, NATIONAL ASSOCIATION, as Collateral Agent. Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, the Borrowers hereby, jointly and severally, promise to pay to the order of [___] (“Holder”), at the Payment Office:

(i) the principal sum of [__________________] DOLLARS ($[__________________]) or, if different from such amount, the unpaid principal balance of Holder’s Revolving Commitment Percentage of the Revolving Advances as may be due and owing under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii) interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Revolving Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by Applicable Law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

1

This Note is a Revolving Credit Note referred to in the Credit Agreement and is secured, inter alia, by the Liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

If an Event of Default under Section 10.7 of the Credit Agreement shall occur, then this Note shall become immediately due and payable as more particularly set forth in the Credit Agreement, together with reasonable attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement or any of the Other Documents, which is not cured within any applicable grace period, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be construed and enforced in accordance with the laws of the State of New York.

Each Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first written above.

BORROWERS:

NEWEGG INC.,
a Delaware corporation

By:	/s/ YuehPai Chang
Name:	YuehPai Chang
Title:	Chief Financial Officer

NEWEGG NORTH AMERICA INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG.COM AMERICAS INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG CANADA INC.,
an Ontario corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG BUSINESS INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

Signature Page to Revolving Credit Note

NEWEGG BUSINESS INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

OZZO INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

MAGNELL ASSOCIATE, INC.,
a California corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

ROSEWILL INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG MARKETPLACE INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

Signature Page to Revolving Credit Note

INOPC, INC.,
an Indiana corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

CAOPC, INC.,
a California corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NJOPC, INC.,
a New Jersey corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG LOGISTICS SERVICES INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

Signature Page to Revolving Credit Note

Exhibit 2.4(a)

Form of

SWING LOAN NOTE

$[_____________]	July 27, 2018

This Swing Loan Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement dated as of July 27, 2018, (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among NEWEGG INC., a Delaware corporation (“Newegg”), NEWEGG NORTH AMERICA INC., a Delaware corporation (“Newegg NorAm”), NEWEGG.COM AMERICAS INC., a Delaware corporation (“Newegg Americas”), NEWEGG CANADA INC., an Ontario corporation (“Newegg Canada”), NEWEGG BUSINESS INC., a Delaware corporation (“Newegg Biz”), OZZO INC., a Delaware corporation “Ozzo”), MAGNELL ASSOCIATE, INC., a California corporation (“Magnell”), ROSEWILL INC., a Delaware corporation (“Rosewill”), NEWEGG MARKETPLACE INC., a Delaware corporation (“Newegg Marketplace”), INOPC, INC., an Indiana corporation (“INOPC”), CAOPC, INC., a California corporation (“CAOPC”), NJOPC, INC., a New Jersey corporation (“NJOPC”), and NEWEGG LOGISTICS SERVICES INC., a Delaware corporation (“Newegg Logistics”) (Newegg, Newegg NorAm, Newegg Americas, Newegg Canada, Newegg Biz, Ozzo, Magnell, Rosewill, Newegg Marketplace, INOPC, CAOPC, NJOPC, Newegg Logistics and each Person joined thereto as a borrower from time to time, jointly and severally, collectively, “Borrowers,” and each, a “Borrower”) the financial institutions named therein or which hereafter become a party thereto, (the “Lenders”), and EAST WEST BANK as Administrative Agent, Sole Arranger, Book Runner and Syndication Agent, and PNC BANK, NATIONAL ASSOCIATION as Collateral Agent. Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, the Borrowers hereby, jointly and severally, promise to pay to the order of Swing Loan Lender (“Holder”), at the Payment Office:

(i) the principal sum of [_________________________] DOLLARS ($[________]) or, if different from such amount, the unpaid principal balance of Holder’s Swing Loans as may be due and owing under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii) interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Revolving Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by Applicable Law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

This Note is a Swing Loan Note referred to in the Credit Agreement and is secured, inter alia, by the Liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

If an Event of Default under Section 10.7 of the Credit Agreement shall occur, then this Note shall become immediately due and payable as more particularly set forth in the Credit Agreement, together with reasonable attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement or any of the Other Documents, which is not cured within any applicable grace period, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be construed and enforced in accordance with the laws of the State of New York.

Each Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first written above.

BORROWERS:

NEWEGG INC.,
a Delaware corporation

By:	/s/ YuehPai Chang
Name:	YuehPai Chang
Title:	Chief Financial Officer

NEWEGG NORTH AMERICA INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG.COM AMERICAS INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG CANADA INC.,
an Ontario corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG BUSINESS INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

Signature Page to Swing Loan Note

OZZO INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

MAGNELL ASSOCIATE, INC.,
a California corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

ROSEWILL INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG MARKETPLACE INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

INOPC, INC.,
an Indiana corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

Signature Page to Swing Loan Note

CAOPC, INC.,
a California corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NJOPC, INC.,
a New Jersey corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

NEWEGG LOGISTICS SERVICES INC.,
a Delaware corporation

By:	/s/ Jing Wu
Name:	Jing Wu
Title:	President

Signature Page to Revolving Credit Note

Exhibit 8.1(d)

Form of

FINANCIAL CONDITION CERTIFICATE

____________ __, 201__

I, [__________________], in my capacity as Chief Financial Officer of NEWEGG INC., a Delaware corporation (“Newegg”), and not in my individual capacity, certify that I am the duly elected, qualified and acting Chief Financial Officer of Newegg and that Newegg is a corporation duly incorporated, existing and in good standing under the laws of the State of Delaware. I further certify as follows:

1.	This Financial Condition Certificate (this “Certificate”) is made and delivered to EAST WEST BANK (“East West”), each of the other lenders from time to time party to the below- defined Credit Agreement (together with East West, collectively, the “Lenders”), East West in its capacity as administrative agent for the Lenders (in such capacity, “Administrative Agent”), and PNC Bank, National Association in its capacity as collateral agent for the Lenders (in such capacity, “Collateral Agent”) pursuant to the terms of a Revolving Credit and Security Agreement among Newegg, certain of its Subsidiaries from time to time party thereto as borrowers (together with Newegg, collectively, the “Borrowers”), the Lenders, East West as Administrative Agent, Sole Arranger, Book Runner and Syndication Agent, and PNC Bank, National Association, as Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), for the purpose of inducing the Agents and the Lenders, now and from time to time hereafter, to advance monies and extend credit and other financial accommodations to the Borrowers pursuant to the Credit Agreement. I understand that you are relying on this Certificate. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

2.	I have reviewed the consolidated and consolidating balance sheets of Borrowers as of December 31, 2017, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, attached hereto as Exhibit A (collectively, the “Financial Statements”), and I am fully familiar with the process pursuant to which the Financial Statements were generated.

3.	The Financial Statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in the Financial Statements, and are accompanied by reports thereon containing opinions without qualification by independent certified public accountants.

4.	Since December 31, 2017 there has been no change in the condition, financial or otherwise, of Borrowers as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.	(a) Borrowers, taken as a whole, are solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, (b) as of the Closing Date, the fair present saleable value of the assets of Borrowers, taken as a whole and calculated on a going concern basis, are in excess of the amount of their liabilities, and (c) subsequent to the Closing Date, the fair saleable value of the assets of Borrowers, taken as a whole (and calculated on a going concern basis) will be in excess of the amount of their liabilities.

6.	Except as disclosed in Schedule 5.8(b)(i), no Borrower has any pending or threatened litigation, arbitration, actions or proceedings. No Borrower has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.8 of the Credit Agreement.

[Signature Page Follows]

2

BORROWING AGENT:

NEWEGG INC.,
a Delaware corporation

By:
Name:
Title:

Signature Page to Financial Condition Certificate

EXHIBIT A

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2017

Exhibit A to Financial Condition Certificate

Exhibit 16.3

Form of

COMMITMENT TRANSFER SUPPLEMENT

COMMITMENT TRANSFER SUPPLEMENT, dated as of ____________, among ______________________________ (the “Transferor Lender”), each Purchasing Lender executing this Commitment Transfer Supplement (each, a “Purchasing Lender”), and East West Bank (“East West”) as administrative agent for the below defined Lenders (East West, in such capacity, the “Administrative Agent”) under the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with Section 16.3 of the Revolving Credit and Security Agreement, dated as of July 27, 2018 (as amended, restated, supplemented or otherwise modified from time to time, including all Schedules thereto, the “Credit Agreement”), among NEWEGG INC., a Delaware corporation (“Newegg”), NEWEGG NORTH AMERICA INC., a Delaware corporation (“Newegg NorAm”), NEWEGG.COM AMERICAS INC., a Delaware corporation (“Newegg Americas”), NEWEGG CANADA INC., an Ontario corporation (“Newegg Canada”), NEWEGG BUSINESS INC., a Delaware corporation (“Newegg Biz”), OZZO INC., a Delaware corporation “Ozzo”), MAGNELL ASSOCIATE, INC., a California corporation (“Magnell”), ROSEWILL INC., a Delaware corporation (“Rosewill”), NEWEGG MARKETPLACE INC., a Delaware corporation (“Newegg Marketplace”), INOPC, INC., an Indiana corporation (“INOPC”), CAOPC, INC., a California corporation (“CAOPC”), NJOPC, INC., a New Jersey corporation (“NJOPC”), and NEWEGG LOGISTICS SERVICES INC., a Delaware corporation (“Newegg Logistics”) (Newegg, Newegg NorAm, Newegg Americas, Newegg Canada, Newegg Biz, Ozzo, Magnell, Rosewill, Newegg Marketplace, INOPC, CAOPC, NJOPC, Newegg Logistics and each Person joined hereto as a borrower from time to time, jointly and severally, collectively, “Borrowers,” and each, a “Borrower”), the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and each individually a “Lender”), East West as Administrative Agent, Sole Arranger, Book Runner and Syndication Agent, and PNC BANK, NATIONAL ASSOCIATION as Collateral Agent;

WHEREAS, each Purchasing Lender wishes to become a Lender party to the Credit Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to each Purchasing Lender, rights, obligations and commitments under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows with the intent to be legally bound:

1.	All capitalized terms used herein which are not defined shall have the meanings given to them in the Credit Agreement.

2.	Upon receipt by Administrative Agent of four (4) counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and Administrative Agent, Administrative Agent will transmit to Transferor Lender and each Purchasing Lender a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date shall not be earlier than the first Business Day following the date such Transfer Effective Notice is received. From and after the Transfer Effective Date, each Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.

3.	At or before 12:00 Noon (New York City Time) on the Transfer Effective Date each Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between Transferor Lender and such Purchasing Lender (the “Purchase Price”) for the portion of the Advances being purchased by such Purchasing Lender (such Purchasing Lender’s “Purchased Percentage”) of the outstanding Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Note. Effective upon receipt by Transferor Lender of the Purchase Price from a Purchasing Lender, Transferor Lender hereby irrevocably sells, assigns, and transfers to such Purchasing Lender, without recourse, representation or warranty, and each Purchasing Lender hereby irrevocably purchases, takes and assumes from Transferor Lender, such Purchasing Lender’s Purchased Percentage of the Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Note together with all instruments, documents and collateral security pertaining thereto.

4.	Transferor Lender has made arrangements with each Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Transferor Lender pursuant to the Credit Agreement prior to the Transfer Effective Date, and (ii) the portion, if any, to be paid and the date or dates for payment, by such Purchasing Lender to Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Credit Agreement from and after the Transfer Effective Date.

2

5.	(i) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Credit Agreement and the Note shall, instead, be payable to or for the account of Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(ii) All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Credit Agreement and the Note shall, instead, accrue for the account of, and be payable to, Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, Transferor Lender and each Purchasing Lender will make appropriate arrangements for payment by Transferor Lender to such Purchasing Lender of such amount upon receipt thereof from Borrowers.

6.	Concurrently with the execution and delivery hereof, Transferor Lender will provide to each Purchasing Lender conformed copies of the Credit Agreement, the Note and all related documents delivered to Transferor Lender.

7.	Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time, upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

3

8.	By executing and delivering this Commitment Transfer Supplement, Transferor Lender and each Purchasing Lender confirm to and agree with each other and Administrative Agent and Lenders as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Note or any other instrument or document furnished pursuant thereto; (ii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their Obligations under the Credit Agreement, the Note or any other instrument or document furnished pursuant hereto; (iii) each Purchasing Lender confirms that it has received a copy of the Credit Agreement and the Note, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) each Purchasing Lender will, independently and without reliance upon Administrative Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) each Purchasing Lender appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Administrative Agent by the terms thereof; (vi) each Purchasing Lender agrees that it will perform all of its respective obligations as set forth in the Credit Agreement to be performed by each as a Lender; and (vii) each Purchasing Lender represents and warrants to Transferor Lender, Lenders, Administrative Agent and Borrowers that it is either (x) entitled to the benefits of any income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Borrowers under the Credit Agreement and the Other Documents or (y) is engaged in trade or business within the United States of America.

9.	Schedule I hereto sets forth (i) the revised Dollar amounts and Revolving Commitment Percentage, with respect to the Transferor Lender, (ii) the Dollar amounts and Revolving Commitment Percentage with respect to each Purchasing Lender, and (iii) administrative information with respect to each Purchasing Lender.

10.	This Commitment Transfer Supplement shall, in accordance with Section 5- 1401 of the General Obligations Law of the State of New York, be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized offices on the date set forth above.

as Transferor Lender

By:
Name:
Title:

as a Purchasing Lender

By:
Name:
Title:

EAST WEST BANK,
as Administrative Agent

By:
Name:
Title:

[Commitment Transfer Supplement]

SCHEDULE I

TO COMMITMENT TRANSFER SUPPLEMENT

LIST OF OFFICES, ADDRESSES FOR NOTICE AND COMMITMENT AMOUNTS

[Transferor Lender]
	Revised Revolving Commitment Amount	$____________
	Revised Revolving Commitment Percentage	%____________

[Purchasing Lender]
	Revolving Commitment Amount	$____________
	Revolving Commitment Percentage	%____________

Address of Purchasing Lender for Notices:

Attention:
Telephone:
Fax:

[Schedule I to Commitment Transfer Supplement]

Schedule II to

COMMITMENT TRANSFER SUPPLEMENT

[Form of Transfer Effective Notice]

To: ___________________________________, as Transferor Lender

and

______________________________________, as Purchasing Lender:

The undersigned, as Administrative Agent under the Revolving Credit and Security Agreement dated as of July 27, 2018, among NEWEGG INC., a Delaware corporation (“Newegg”), NEWEGG NORTH AMERICA INC., a Delaware corporation (“Newegg NorAm”), NEWEGG.COM AMERICAS INC., a Delaware corporation (“Newegg Americas”), NEWEGG CANADA INC., an Ontario corporation (“Newegg Canada”), NEWEGG BUSINESS INC., a Delaware corporation (“Newegg Biz”), OZZO INC., a Delaware corporation “Ozzo”), MAGNELL ASSOCIATE, INC., a California corporation (“Magnell”), ROSEWILL INC., a Delaware corporation (“Rosewill”), NEWEGG MARKETPLACE INC., a Delaware corporation (“Newegg Marketplace”), INOPC, INC., an Indiana corporation, (“INOPC”), CAOPC, INC., a California corporation (“CAOPC”), NJOPC, INC., a New Jersey corporation (“NJOPC”), and NEWEGG LOGISTICS SERVICES INC., a Delaware corporation (“Newegg Logistics”) (Newegg, Newegg NorAm, Newegg Americas, Newegg Canada, Newegg Biz, Ozzo, Magnell, Rosewill, Newegg Marketplace, INOPC, CAOPC, NJOPC, Newegg Logistics and each Person joined hereto as a borrower from time to time, jointly and severally, collectively, “Borrowers,” and each, a “Borrower”), the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and each individually a “Lender”), East West as Administrative Agent, Sole Arranger, Book Runner and Syndication Agent, and PNC BANK, NATIONAL ASSOCIATION as Collateral Agent, acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. [Note: attach copy of Commitment Transfer Supplement]. Terms defined in such Commitment Transfer Supplement are used herein as therein defined.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [Insert date of Transfer Effective Notice].

EAST WEST BANK,
as Administrative Agent

By:
Name:
Title:

ACCEPTED FOR RECORDATION IN REGISTER: _________________

[Schedule II to Commitment Transfer Supplement]

SCHEDULE 1.2

Permitted Encumbrances

Loan by Preferred Bank to Newegg Inc. secured by real property at 17708 Rowland Street, City of Industry, CA 91748

SCHEDULE 4.4

Equipment and Inventory Locations

Schedule 4.4(b)(i) – Locations of Inventory and Collateral

Address	Description

Address	Description

Schedule 4.4(b)(ii) name/address of warehouses

Address	Name

Schedule 4.4(b)(iii) – place of business of each borrower

Borrower	Address	Name of Borrower’s CEO

Borrower	Address	Name of Borrower’s CEO

Schedule 4.4(b)(iv) – Real property owned/leased by each borrower

Borrower	Address	Name and Address of Landlord

Borrower	Address	Name and Address of Landlord

SCHEDULE 4.8(j)

Deposit and Investment Accounts

Bank	Account Number	Account Description

Bank of America		Newegg Revenue
Bank of America		Newegg Disbursement
Bank of America		Newegg FSA
Bank of America		Magnell Revenue
Bank of America		Magnell Disbursement
Bank of America		Magnell Payroll
Bank of America		USOPC Revenue
Bank of America		USOPC Disbursement
Bank of America		NJOPC Revenue/Disbursement
Bank of America		CAOPC Revenue/Disbursement
Bank of America		OZZO Payroll
Bank of America		INOPC Revenue/Disbursement
Bank of America		Rosewill Disbursement
Bank of America		Rosewill Revenue
Bank of America		Newegg Business Revenue
Bank of America		Newegg Business Disbursement
Bank of the West		Newegg Revenue
Bank of the West		Newegg Canada Revenue/Disbursement
Bank of the West		Checking (inactive)
Bank of the West		Checking (inactive)

Bank	Account Number	Account Description

East West Bank		Newegg Revenue
East West Bank		Newegg Money Market
East West Bank		Newegg (Restricted AC)
East West Bank		Newegg Litigation Escrow Account
East West Bank		Newegg Logistics Services, Inc.
East West Bank		Newegg Business Revenue
East West Bank		Newegg Business Disbursement
East West Bank		Magnell
East West Bank		Newegg Tech Inc.
Cathay Bank		Newegg Enterprises LLC
Cathay Bank		Newegg Money Market
Cathay Bank		Nutrend Automotive Inc.
PNC		Newegg Funding Account
PNC		Newegg Collection Account
PNC		Newegg MMDA Account
Preferred Bank		Newegg Account
Scotia Bank		Scotia Money Market
Scotia Bank		Scotia Revenue/Disbursement
Scotia Bank		Scotia Payroll

SCHEDULE 5.1

Consents

None. Certain consents necessary to effectuate this Credit Agreement will be provided in accordance with a Post-Closing Letter.

SCHEDULE 5.2(a)

States of Qualification and Good Standing

Loan Party	State of Incorporation or Formation	Foreign Qualifications
Newegg Inc.	DE	CA, IN, NJ, TN
Newegg Business Inc.	DE	CA, IN, NJ, TN
Newegg North America Inc.	DE	CA
Newegg.com Americas Inc.	DE	CA
Newegg Logistic Services Inc.	DE	CA
Newegg Marketplace Inc.	DE	CA
OZZO Inc.	DE	CA, IN, NJ, TN
Rosewill Inc.	DE	CA, IN, NJ, TN
CAOPC, Inc. (dba Newegg.com)	CA	-
Magnell Associate, Inc. (dba Newegg.com, ABS Computer Technologies)	CA	NJ
NJOPC, Inc. (dba Newegg.com)	NJ	-
INOPC Inc.	IN
Newegg Canada Inc.	Ontario	BC

SCHEDULE 5.2(b)

Subsidiaries of Borrowers

Name of Borrower	Its Subsidiaries

Newegg Inc.	Newegg North America Inc.
Newegg Tech, Inc. fka Newegg Mall, Inc.
ChiefValue.com, Inc.
Newegg International Inc. (Cayman)
Rosewill Limited (HK)
Chief Value Limited (HK)
Newegg Enterprises LLC
Nutrend Automotive Inc.
Newegg Business Inc.	None
Newegg North America Inc.	Newegg.com Americas Inc. Newegg Business Inc. OZZO Inc.
Newegg Logistics Services Inc.	None
Newegg Marketplace Inc.	None
Newegg.com Americas Inc.	Newegg Tech Corporation (Cayman) Newegg Canada Inc. Magnell Associate, Inc.
Magnell Associate, Inc.	Rosewill Inc.
CAOPC, Inc.	None
INOPC Inc.	None
NJOPC, Inc.	None
OZZO Inc.	Newegg Marketplace Inc. CAOPC, Inc. NJOPC, Inc. TNOPC, Inc. Newegg Logistics Services Inc. INOPC Inc.
Rosewill Inc.	None
Newegg Canada Inc.	None

SCHEDULE 5.4

Federal Tax Identification Number

Loan Party	Federal Tax Identification Number

Newegg Inc.
Newegg North America Inc.
Newegg.com Americas Inc.
Newegg Business Inc.
OZZO Inc.
Magnell Associate, Inc.
Rosewill Inc.
Newegg Marketplace Inc.
CAOPC, Inc.
INOPC Inc.
NJOPC, Inc.
Newegg Logistics Services Inc.
Newegg Canada Inc.

SCHEDULE 5.6

Prior Names

Borrower	Other Company or Corporate Name

Newegg Inc.	Newegg.com

SCHEDULE 5.7

Environmental Compliance

None.

SCHEDULE 5.8(b)(ii)

Indebtedness

Loan by Preferred Bank to Newegg Inc. secured by real property at 17708 Rowland Street, City of Industry, CA 91748

SCHEDULE 5.8(d)

Plans

Name of Plan:	Newegg 401(K) Plan
Sponsor’s Name:	Newegg Inc.

SCHEDULE 5.8(e)

Canadian Plans

SCHEDULE 5.10

Licenses and Permits

None.

SCHEDULE 5.14

Labor Disputes

None (individual employment disputes are referenced in Schedule 5.8(b)(i)).

SCHEDULE 5.24

Equity Interests

As of the date hereof, the Equity Interests (as defined in the Revolving Credit and Security Agreement (the “Credit Agreement”) of each Borrower, whose Equity Interests are pledged under the Credit Agreement, are set forth below. Unless otherwise indicated, all defined terms used herein shall have the meanings ascribed to them in the Credit Agreement.

The Equity Interests of all Borrowers, except for Newegg Inc., as of the date hereof, are directly or indirectly wholly owned by Newegg Inc.

5.24(b). Rights and Restrictions Relating to Equity

Interests As of the date hereof, other than Newegg Inc., none.

5.24(c). Convertible or Exchangeable Securities

As of the date hereof, other than Newegg Inc., none.

SCHEDULE 5.25

Commercial Tort Claims

SCHEDULE 5.26

Letter of Credit Rights

None.

SCHEDULE 5.27

Material Contracts

SCHEDULE 7.3

Guarantees